UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For fiscal year ended:

December 31, 2024

Cityfunds I, LLC

(Exact name of issuer as specified in its charter)

Best Efforts Offering of Membership Interests

Delaware	83-3672902
(State of other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

1315 Manufacturing Street

Dallas, TX 75207

(Full mailing address of principal executive office)

(972)-445-7320

(Issuer’s telephone number, including area code)

www.cityfunds.com

(Issuer’s website)

Cityfunds I, LLC Series Austin; Cityfunds I, LLC Series Dallas; Cityfunds I, LLC Series Miami; Cityfunds I, LLC Series Tampa; Cityfunds I, LLC Series Denver; Cityfunds I, LLC Series Houston; Cityfunds I, LLC Series Phoenix; Cityfunds I, LLC Series Los Angeles; Cityfunds I, LLC Series Nashville; Cityfunds I, LLC Series Las Vegas

(Title of each class of securities issued pursuant to Regulation A)

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Annual Report on Form 1-K (this “Form 1-K”) includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, its manager, each series of our company and the Cityfunds platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-K are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither our company nor the manager can guarantee future performance, or that future developments affecting our company, the manager or the Cityfunds platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are detailed under the headings “Summary – Summary Risk Factors” and “Risk Factors” in the Offering Statement on Form 1-A filed by the company with the Securities and Exchange Commission (the “Commission”). The risk factors described in our Offering Statement on Form 1-A are incorporated by reference into this Form 1-K. Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

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MARKET AND OTHER INDUSTRY DATA

This Form 1-K includes market and other industry data and estimates that are based on our management’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this Form 1-K, and we believe our estimates to be accurate as of the date of this Form 1-K or such other date stated herein. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this Form 1-K, and estimates and beliefs based on that data, may not be reliable.

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ITEM 1. BUSINESS

Company Overview - Our Mission

Cityfunds I, LLC (the “Company,” “we,” “us,” or “our”) is a Delaware series limited liability company established with the purpose of providing public investment opportunities in residential real estate, primarily through home equity investments which we have termed “Homeshares”. Real estate has traditionally been viewed by the majority of individuals as an inaccessible, restrictive, and unnecessarily complex asset class. We believe that real estate investing should be straightforward, transparent, and available to all.

Cityfunds offers a differentiated product, designed to emulate an index-like approach in terms of diversification and geographic exposure, with a distinct focus on the residential real estate markets of specific cities. Each series within the Company is structured to make investments in single-family homes through home equity agreements, thereby securing an equity interest in properties that allows the series to participate in potential future appreciation. In addition to home equity investments, each series may also acquire single-family homes to operate as rental properties, further diversifying its investment portfolio.

Along with acquiring the assets described above, we expect to continue using a substantial portion of the net proceeds from our initial and subsequent Regulation A offerings of membership interests of the Company (the “Offering(s)”) to further originate, invest in, and manage a diversified portfolio of real estate-related assets.

The manager undertakes the full responsibility of sourcing, analyzing, and managing all assets on behalf of the Company. Each investment is generally subject to a due diligence process, incorporating financial, market, and demographic analyses to ensure the acquisition supports our strategic objectives and aligns with the Company’s long-term vision.

Through these efforts, Cityfunds seeks to democratize access to residential real estate investment, providing investors with exposure to appreciating property markets in a structured and efficient manner.

Our Series LLC Structure

Each Homeshare or other asset that we acquire will be owned by a series. Each series is offered on a “best efforts” basis, without any minimum offering amount, pursuant to Regulation A under Section 3(b)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings.

As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series are segregated and enforceable only against the assets of such series, as provided under Delaware law, subject to compliance with applicable statutory requirements.

The series are collectively referred to as the “series” and any single one is referred to as a “series” throughout this annual report. The membership interests of all series are collectively referred to in this annual report as the “interests” and each, individually, as an “interest.” The offerings of the interests may collectively be referred to in this annual report as the “offerings” and each, individually, as an “offering.” See “Description of the Securities Being Offered” for additional information regarding the interests.

Our company’s core business will be the identification, acquisition, and management of Homeshares and opportunistically, single-family rental properties for the benefit of our investors. Each series is intended to act as a portfolio primarily owning multiple Homeshares.

Investment Objectives

Our investment objectives are:

●	Generate cash flow;
●	Long term capital appreciation with moderate leverage; and
●	Capital preservation.

These objectives may be pursued concurrently or selectively, and may not all be achieved with respect to any particular series or investment. We cannot assure you that we will attain these objectives or that the value of our assets will not decrease.

Our Manager

The Company is managed by Nada Asset Management, LLC (the “Manager”), a wholly owned subsidiary of Nada Holdings Inc. (“Nada”). In accordance with the terms of the Company’s Amended and Restated Limited Liability Company Agreement, dated as of August 22, 2022 (the “Operating Agreement”), the Manager is responsible for providing management, advisory, and support services to the Company, each of its series, and their respective subsidiaries.

Investment Strategy

The Company’s investment strategy focuses primarily on the identification, acquisition, and management of Homeshares, and opportunistic investments in single-family rental properties. Each series is structured to act as a portfolio, predominantly composed of multiple Homeshares. This strategy is designed to maximize returns for investors through a diversified approach, with an emphasis on assets that offer long-term appreciation potential, while maintaining single-family rental properties as a component of the overall portfolio.

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Investment Decisions and Asset Management

Within the parameters of our investment policies and objectives, the Manager has full discretion in selecting, acquiring, and disposing of investments. We believe successful real estate investment requires a strategic approach that combines favorable acquisitions and dispositions, with active asset management throughout each investment’s life. For Homeshare assets, this approach culminates in repayment, while single-family rentals (SFRs) may be sold or held based on market conditions. To that end, we have implemented a disciplined investment process tailored to Homeshare opportunities, integrating the Manager’s experience with a structured framework that emphasizes in-depth market research, strict underwriting standards, and comprehensive downside risk analysis. This approach also includes proactive management of all properties acquired, ensuring alignment with our long-term strategic objectives.

To execute this investment process, the Manager will develop and implement a tailored business plan for each investment. Key components of our investment process include:

●	Local Market Research: The Manager conducts in-depth research for each transaction, focusing primarily on the collateral condition and valuation. This research relies on real-time data from Automated Valuation Models (AVMs), third-party licensed real estate inspectors, and third-party field appraisals from licensed appraisers, ensuring data-driven insights for acquisition and underwriting decisions. This same approach is applied when acquiring single-family rental properties, in addition to insights gathered from a network of local market professionals. This approach provides a comprehensive view of market dynamics across both property types.

●	Underwriting Discipline: The Manager follows a rigorous process to evaluate all aspects of a potential investment, including property location, income-generating potential, prospects for long-term appreciation, tax considerations, and liquidity.

●	Risk Management: Effective risk management is a core principle of our investment strategy. The Manager continuously monitors the operational performance of each investment relative to projections, providing oversight to identify and address any issues that may arise.

●	Asset Management: Before acquiring a property, the Manager formulates a detailed asset business strategy based on acquisition and underwriting data. The Manager regularly reviews and adjusts the strategy to reflect market conditions and potential opportunities throughout the real estate cycle.

Investments in Real Property as Single Family Rental Properties

A certain portion of investments made by the Company may consist of holding fee title or long-term leasehold interests in properties, which constitute real property interests. These investments, referred to as “Single-Family Rental Property Investments,” involve holding fee title or leasehold interests in residential properties. Such interests may be acquired directly or indirectly through limited liability companies, joint ventures, partnerships, co-tenancies, or other co-ownership arrangements with third parties, including property developers or affiliates of the Manager.

The Company’s obligation to acquire any single-family rental property will generally be contingent upon the receipt and satisfactory review of standard due diligence items from the seller, including, as applicable:

●	Evidence of marketable title, subject to such liens and encumbrances deemed acceptable by the Manager;

●	Auditable financial statements covering recent operations of properties with a rental history, as applicable; and

●	Title and liability insurance policies.

Investments in Homeshares

Certain investments made by the Company will consist of fractional equity interests, referred to as “Homeshares,” in single-family residential properties. These investments involve a series acquiring from a homeowner the right to purchase an undivided percentage interest in the homeowner’s primary residence at a future date. In exchange, the series makes a payment, representing a fractional equity interest referred to as the “Homeshare Percentage” (previously termed the “Option Purchase Premium”). The Homeshare Percentage reflects the equity interest in the property and is determined by dividing the gross amount paid to the homeowner by the agreed-upon market value of the property, then adjusting by an exchange rate and converting this value to a percentage.

Each Homeshare investment is formalized through the following agreements:

1.	Homeshare Percentage Agreement: Outlines the terms of the Homeshare Percentage.

2.	Covenant Agreement: Specifies the homeowner’s obligations to the series.

3.	Mortgage: Secures the amounts payable under the Homeshare Percentage Agreement and Covenant Agreement and is recorded accordingly.

The Company intends to generate returns on Homeshare investments through one of the following events:

i.	Option Expiration: At the end of the option period, the homeowner may either pay the Company the value of the Homeshare Percentage (referred to as the “Option Holder’s Investment Amount”), calculated using an independent third-party automated valuation model (AVM) or appraisal, or the Company may compel the sale of the property to collect its Option Holder’s investment amount.

ii.	Home Sale or Refinance: If the homeowner sells or refinances the property before the option expires, the Company will receive a portion of the proceeds based on the Option Holder’s Investment Amount.

iii.	Material Default: In the event of a material default under the covenants, the Company may compel the sale of the property to recover its Option Holder’s Investment Amount.

Homeshare investments do not generate monthly cash flow. Additionally, the “Homeshare Buyback”, which allows the homeowner to repurchase the Company’s interest during the option period, is calculated based on the home’s market value at the time of payoff. Using the same methodology as the Homeshare Percentage, this value is determined by applying the Homeshare Percentage to the current market value, thereby establishing the amount to be paid to the series.

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Valuation of Homeshares

A Homeshare represents a fractional equity investment in the future value of a single-family residential property. At the inception of a Homeshare option agreement, the property’s value is determined using independent third-party automated valuation models (AVMs) or appraisals. Under the Company’s Homeshare model, the homeowner agrees to a Homeshare Percentage, representing a fractional equity interest in the home, inclusive of an exchange rate factor. The Homeshare Percentage is calculated by dividing the initial Homeshare amount by the home’s value, multiplying by the exchange rate, and then multiplying by 100 to convert it to a percentage, as follows:

Homeshare Percentage = (Homeshare/Home Value) x Exchange Rate x 100

For example, if the Homeshare amount is $75,000, the home’s market value is $600,000, and the exchange rate is 1.85, the Homeshare Percentage is calculated as:

Homeshare Percentage = (75,000/600,000) x 1.85 x 100 = 23.125%

At payoff, the Homeshare Payoff Value is determined by applying the Homeshare Percentage to the current market value of the home, allowing the Company’s interest to capture a proportionate share of any appreciation.

The homeowner may elect to buy out the Homeshare at any time during the option term by paying the Homeshare Payoff Value, calculated as the Homeshare Percentage multiplied by the current market value of the home. If no buyout occurs by the end of the option term, the series may compel the sale of the home to recover the Homeshare Payoff Value.

Investment Process

The Manager has full authority over investment decisions, in line with the Company’s investment objectives and policies as outlined in the Operating Agreement. The Manager is responsible for sourcing, acquiring, investing in, and managing Homeshare investments— a unique and rare product in the real estate sector. In addition to Homeshares, the Manager may also oversee investments in residential properties, leveraging relationships with financing partners, third-party intermediaries, peer companies, and financial institutions.

When selecting Homeshare investments, the Manager follows a rigorous, structured investment and underwriting process, tailored to the distinct nature of Homeshares. The evaluation criteria include:

●	Macroeconomic Conditions: Assessing economic factors that may affect the performance of Homeshare investments.

●	Real Estate Market Trends: Evaluating market trends that impact valuations and financing terms.

●	Property Fundamentals: Analyzing key characteristics, such as market demand, homeowner stability, and comparable property data.

●	Cash Flow Potential: Projecting the expected cash flows from potential homeowner buybacks or other exit events during the holding period.

●	Investment Valuation and Appreciation Potential: Reviewing valuation methods and assessing the potential for appreciation and future liquidity.

●	Automated Valuation Models (AVMs), Appraisals, and Inspections: Utilizing AVMs, independent appraisals, home inspection reports, and other relevant property reports as applicable to inform valuation and condition assessments.

●	Market Analysis and Physical Inspections: Conducting thorough inspections and detailed market research.

●	Transaction Structure: Reviewing transaction structure, including terms related to governance and control rights.

The Manager further evaluates the investment’s risk-return profile, positioning within the capital structure, and applicable financing sources to ensure alignment with the Company’s strategic objectives.

3

Portfolio Construction Policy

The Company will seek to structure its investment portfolio to remain exempt from registration under the Investment Company Act of 1940 (the “Investment Company Act”). Under Section 3(a)(1)(C) of the Investment Company Act, a company is excluded from the definition of an “investment company” if at least 60% of its assets are invested in holdings other than securities (excluding cash and government securities). Additionally, Section 3(c)(5)(C) of the Investment Company Act provides an exemption for companies primarily engaged in acquiring mortgages and other liens or interests in real estate. To qualify for this exemption, at least 55% of the Company’s assets must consist of mortgages and other liens on and interests in real estate (“Qualifying Interests”), not more than 45% may be in other types of real estate-related interests (“Real Estate-Related Interests”), and no more than 20% may consist of assets unrelated to real estate. A minimum of 80% of total assets must consist of Qualifying Interests and Real Estate-Related Interests. There can be no assurance that we will be able to maintain these asset composition targets at all times.

The Manager will regularly review the portfolio construction to ensure continued compliance with the exemption requirements under the Investment Company Act.

The Company may invest up to 45% of its assets in Real Estate-Related Interests, which include securities backed by mortgages or other real estate-related interests, or interests in companies that invest in such securities.

Additionally, the Company may allocate up to 20% of its assets to non-real estate investments without restriction. These investments are expected to consist primarily of cash, cash equivalents, and marketable publicly traded securities.

Leverage Policy

The Company may utilize leverage to enhance total returns for investors through a combination of senior financing on real estate acquisitions, secured borrowing facilities, and capital markets financing transactions. The Company seeks to obtain conservatively structured leverage from government-sponsored programs and private sources, prioritizing long-term, non-recourse, and non-mark-to-market financing, to the extent available on a cost-effective basis. The Manager retains the discretion to modify the leverage policy.

The Company’s leverage policy currently limits borrowings to no more than 65% of the greater of (i) the cost of the assets (before deducting depreciation or other non-cash reserves) or (ii) the fair market value of the assets, as determined by an industry-recognized automated valuation model (AVM). Any borrowings exceeding this limit must be approved by the Manager.

Operating Policies

Credit Risk Management. We may be exposed to various levels of credit and special hazard risk depending on the nature of our assets. The Manager and its executive officers will review and monitor credit risk and other risks of loss associated with each investment. The Manager will monitor the overall credit risk and levels of provision for loss.

Interest Rate Risk Management. We aim to mitigate the effects of major interest rate fluctuations by securing fair and risk-averse rates. Our debt structure enables us to acquire additional assets, potentially enhancing the performance of the Cityfunds I, LLC series. While we do not specifically match debt terms to asset holding periods, given the variable payoff timing of Homeshare investments, we prioritize financing arrangements that support our long-term asset growth strategy.

Equity Capital Policies. Under the operating agreement, we have the authority to issue an unlimited number of additional interests or other securities. After your purchase in any series offering, the Manager may elect to: (i) sell additional securities in future private offerings, or (ii) issue additional securities in public offerings. To the extent we issue additional equity interests after your purchase in an offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your interests.

Additional Borrowings. We expect each series may seek, as applicable, to finance or refinance any outstanding indebtedness with an additional mortgage or other debt financing, including with either an affiliate or a third party. We expect that any third-party mortgage and/or other debt instruments that a series, or the Company on behalf of a series, enters into in connection with a financing or refinancing of a property will be secured by a security interest in the title of such property and any other assets of the series. The Company and its affiliates may enter into credit facilities secured by the assets of the various series.

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Disposition Policies

The decision to dispose of a Homeshare investment is based on specific triggering events rather than solely on projected optimal value. Dispositions typically occur under one of the following conditions: (i) upon the homeowner’s decision to exercise the buyout of the Homeshare Percentage during the option term, (ii) if the home is sold or refinanced by the homeowner before the option period expires, (iii) in the event of a material default by the homeowner, allowing the Manager to compel the sale of the property, or (iv) through sale of the Homeshare asset to a third-party purchaser.

The timing of any disposition will be influenced by the terms outlined in the Homeshare agreements, particularly the option exercise period, and considers any early buyout or sale by the homeowner. In each scenario, the Manager will seek to maximize potential returns by capturing any capital appreciation associated with the Homeshare Percentage. However, there is no assurance that this objective will be achieved, as the realized value depends on prevailing market conditions, the home’s value at the time of disposition, and the financial obligations of the applicable series.

Regarding single-family rental properties, the Company intends to hold and manage its properties for three to seven years. Properties will be considered for disposition when the Manager believes they have reached optimal value, based on factors such as economic conditions, projected appreciation or depreciation, and the impact of any existing leases. The Manager may decide to sell earlier or hold longer, depending on what is in the best interest of the members. Any sale will consider lessee rights, with efforts to align sales with lease terminations or assign the lease to the buyer where permitted.

The Company will seek to maximize capital appreciation based on market conditions at the time of sale, though this objective cannot be guaranteed.

Upon the payoff or disposition of a Homeshare, or the disposition of a single-family rental property, the net proceeds—after accounting for disposition fees, accrued liabilities, reserves for anticipated future liabilities, series-specific liabilities, and any debt associated with the investment—will, at the Manager’s discretion, either be distributed to interest holders of the applicable series or reinvested to enhance the overall performance of the funds.

Property Disposition Fee

Upon the disposition and sale of a single-family rental property, the selling series will be charged a market rate property disposition fee by the Manager to cover property sale expenses, including brokerage commissions, title, escrow, and closing costs. This fee is expected to range from four to seven percent of the property sale price. To the extent that the actual property disposition fees are less than the amount charged to the series, the Manager will receive the difference as income. However, the Manager reserves the right to waive collection of any such difference in its discretion.

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Description of the Property Management Agreement

The Company will appoint the Manager or a third-party property management company to manage series-owned properties (which does not include Homeshares) under a series-specific property management agreement.

The services provided by the property manager will include:

●	Collecting rent and maintaining books and records;

●	Ensuring compliance with local landlord/tenant and other applicable laws;

●	Routine property maintenance and responding to tenant maintenance requests;

●	Handling tenant on-boarding (move-in) and move-out; and

●	Investigating, selecting, and, on behalf of the applicable series, engaging and conducting business with such persons as the property manager deems necessary to ensure the proper performance of its obligations under the property management agreement, including but not limited to consultants, insurers, insurance agents, maintenance providers, bookkeepers and accountants and any and all persons acting in any other capacity deemed by the property manager necessary or desirable for the performance of any of the services under the property management agreement.

Each property management agreement will terminate on the earlier of: (i) the Manager’s discretion to terminate a property management agreement at predetermined renewal periods or by paying a termination fee, (ii) after the date on which the relevant series property has been liquidated and the obligations connected to the series property (including contingent obligations) have been terminated, (iii) the removal of the Manager as managing member of our company and thus of all series (if the property manager is the Manager), (iv) upon notice by one party to the other party of a party’s material breach of a property management agreement or (v) such other date as agreed between the parties to the property management agreement.

Each series will indemnify the property manager out of the series’ assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which it becomes subject by virtue of serving as property manager under the respective property management agreements with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Currently, we intend to enter into a property management agreement on behalf of each series with an affiliate of the Manager or with a third-party property management company. We reserve the right to change property managers at any time.

Property Management Fee

As compensation for the services provided by the Company appointed property manager, each series will be charged a property management fee at market terms and rate pursuant to the terms of the property management agreement.

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Asset Management Fee

The Manager will receive from each series a quarterly asset management fee equal to 0.375% (1.5% annually) of the value of the interests of that series, payable quarterly in arrears. In addition, pursuant to the operating agreement, the Manager will receive reimbursements for out-of-pocket expenses related to the organization and offerings of each series (up to a maximum of 3% of the gross offering proceeds per series offering), as well as for expenses incurred in the operation of the series and the acquisition of properties, and for services provided by third parties. The Manager may also be entitled to receive a portion of any applicable property management fees and property disposition fees. For operating accounts maintained by the Manager with third-party banks, the Manager is entitled to any interest earned on the cash balances in those accounts. The Manager reserves the right to waive any fees or reimbursements at its sole discretion.

Acquisition Fee

The Manager will be entitled to receive an acquisition fee equal to 1.0% of the purchase price for any single-family home acquired by a series.

Technology Fee

Effective January 1, 2025, the Manager will be entitled to receive a monthly Technology Fee (“Tech Fee”) equal to $30.00 for each Homeshare and single-family rental property owned by each series. This increase from the current rate of $10.00 is intended to further expand the use of technology resources for the benefit of the funds, enhancing operational efficiencies and improving data analytics capabilities in managing each property. The Tech Fee will continue to be charged on a monthly basis and is designed to support ongoing advancements in the technology infrastructure utilized by the Manager and its affiliates in overseeing the assets.

Sourcing Fee

Nada Investments, LLC, an affiliate of the Manager will be entitled to receive a Sourcing Fee on each Homeshare acquired by a series, equal to 5.0% of the affiliate’s investment cost for owner-occupied properties and 7.0% of the affiliate’s investment cost for investment properties. The collection of this fee is at the sole discretion of the affiliate. These arrangements create conflicts of interest because the affiliate may have an incentive to cause a series to acquire more Homeshares or to pay higher prices for Homeshares. See “Conflicts of Interest” below.

Operating Expenses

Each series of the Company will be responsible for the costs and expenses attributable to the operations and activities related to such series (referred to as “Operating Expenses”), which may include:

●	All fees, costs, and expenses incurred in connection with the management and operation of a series property, including but not limited to Homeowners Association (HOA) fees, property taxes, marketing, security, and routine maintenance;

●	Fees, costs, and expenses related to the preparation of reports and accounts for each series, including any necessary regulatory filings (such as blue sky filings), periodic reporting requirements (such as filings on Forms 1-K, 1-SA, and 1-U), and any annual audits of the accounts of such series;

●	Insurance premiums and expenses, including but not limited to property insurance and directors and officers insurance for the Manager or a property manager in connection with a series property;

●	Withholding or transfer taxes imposed on the Company, a series, or its members as a result of their earnings, investments, or withdrawals;

●	Governmental fees and regulatory compliance costs applicable to the Company or a series;

●	Legal fees and costs, including those arising from litigation or regulatory investigations involving the Company, a series, or a property manager in connection with the activities of the Company or a series;

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●	Fees and expenses for any administrator providing services to the Company or a series;

●	Fees, costs, and expenses associated with a third-party registrar and transfer agent appointed by the Manager for the administration of a series;

●	Costs related to the annual audit of the Company’s financial statements, preparation of tax returns, and distribution of reports to investors;

●	Costs related to the annual audit of a series’ financial statements, tax filings, and distribution of reports to investors;

●	Indemnification payments required under the terms of the operating agreement;

●	Legal fees and expenses for counsel engaged in connection with the legal affairs of the Company or a series;

●	Fees and expenses for outside appraisers, valuation firms, accountants, attorneys, or other experts or consultants engaged by the Manager in connection with the operations of the Company or a series; and

●	Any other similar expenses deemed to be Operating Expenses as determined by the Manager in its reasonable discretion;

The Manager will bear its own ordinary operating expenses, including rent, office supplies, payroll taxes, employee compensation, and utilities.

If Operating Expenses for a series exceed the revenue generated from the series property and cannot be covered by available reserves, the Manager may (a) cover the expenses without seeking reimbursement, (b) loan the amount of the Operating Expenses to the series with a reasonable interest rate, to be reimbursed from future revenues of the series (referred to as “Operating Expense Reimbursement Obligations”), or (c) cause the issuance of additional interests in the series to cover the expenses.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular, which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. There have been no material changes to the risk factors described in our Offering Circular. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of the membership interests.

Conflicts of Interest

Conflicts of interest may exist or arise in the future between the Manager, its affiliates, and our officers and directors, many of whom also serve as officers and/or directors of the Manager and its affiliated entities. These conflicts may include, but are not limited to, the following:

Our executive officers and directors are also officers and directors of the Manager and its affiliates. As a result, these individuals may face conflicts of interest when negotiating agreements and arrangements between us and the Manager or its affiliates, which may not be conducted on an arm’s length basis. The terms of these agreements, including those related to Homeshare transactions, may not be as favorable to us as they would be if negotiated with an unaffiliated third party. Additionally, the Manager is not obligated to make any particular personnel available to us.

Our executive officers and directors are not required to devote a specific amount of time to our business. Accordingly, the time and attention our business receives may be limited due to their commitments to the Manager and its affiliates, as well as other entities or programs sponsored by the Manager. This may impact the management of our Homeshare investments and other business activities. As a result, we may not receive the level of oversight or assistance we might otherwise expect if we were internally managed.

In certain instances, Homeshares or properties may be acquired by the Manager or its affiliates prior to being sold to a series. The Manager or its affiliates may purchase, repair, and improve a property, then sell it to a series at a price determined by the Manager or its affiliate. This price may include a premium over the Manager’s or affiliate’s initial investment in the property. As a result, the Manager’s interests in these transactions may not align with the interests of the series or its investors, and the price a series pays for a Homeshare or property may not be comparable to what would be paid to an unaffiliated third-party seller.

The Manager may sponsor additional investment vehicles in the future with overlapping investment objectives, including those related to Homeshares. To the extent that the Manager determines a property or Homeshare is suitable for both us and another vehicle, we may compete with those vehicles for acquisition opportunities. However, Homeshares or properties deemed suitable for us will be allocated to us if we have sufficient capital to acquire them.

The Manager’s liability is limited under the terms of our operating agreement, and we have agreed to indemnify the Manager and its affiliates against certain liabilities, expenses, and claims arising from their actions or omissions in connection with managing our affairs, provided such actions do not constitute bad faith, gross negligence, or willful misconduct. As a result, we may experience poor performance or losses related to Homeshare investments or other activities due to the Manager’s actions or omissions, for which the Manager would not be held liable.

Employees

Our company does not have any employees. All of the officers and directors of our company are employees of Nada Holdings, Inc., the Managing Member of the Manager.

Legal Proceedings

None of our company, any series, the Manager, or any director or executive officer of our company or the Manager is presently subject to any material legal proceedings.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS

Overview

Cityfunds I, LLC (the “Company,” “we,” “us,” or “our”) is a Delaware series limited liability company established with the purpose of providing public investment opportunities in residential real estate, primarily through home equity investments which we have termed “Homeshares”. Real estate has traditionally been viewed by the majority of individuals as an inaccessible, restrictive, and unnecessarily complex asset class. We believe that real estate investing should be straightforward, transparent, and available to all.

Cityfunds offers a differentiated product, designed to emulate an index-like approach, with a distinct focus on the residential real estate markets of specific cities. Each series within the Company is structured to make investments in single-family homes through home equity agreements, thereby securing an equity interest in properties that allows the series to participate in potential future appreciation. In addition to home equity investments, each series may also acquire single-family homes to operate as rental properties, further diversifying its investment portfolio.

The Manager undertakes the full responsibility of sourcing, analyzing, and managing all assets on behalf of the Company. Every investment undergoes a rigorous and thorough due diligence process, incorporating financial, market, and demographic analyses to ensure the acquisition supports our strategic objectives and aligns with the Company’s long-term vision.

Through these efforts, Cityfunds seeks to democratize access to residential real estate investment, providing investors with exposure to appreciating property markets in a structured and efficient manner.

As of December 31, 2024, Cityfunds I, LLC held ___ active investments in Homeshares and single-family rental properties compared to a portfolio of 85 active investments in Homeshares and single-family rental properties as of December 31, 2023. The growth in the number of active investments was driven by increased demand for Homeshares and higher levels of investor participation.

Emerging Growth Company

Although the Company is not currently subject to reporting requirements under the Securities and Exchange Act of 1934 (the “Exchange Act”), it may in the future elect to register securities under the Exchange Act, in which case it may qualify as an emerging growth company, as defined in the JOBS Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

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We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our membership interests that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Offering Results

As of the date of this filing, the offering of each series’ interests of the Company pursuant to Regulation A has been paused. The pause of the offerings does not affect the Company’s ongoing reporting obligations under Regulation A.

The table below provides key details, including the NAV calculation date, the Series, and the updated price per membership interest (referred to as “share price”). For further information, please refer to the official filings available on the SEC website. The share prices are determined in accordance with the “Valuation and Net Asset Value (NAV) Policies” outlined in the offering circular and the corresponding section of this report. The Manager reserves the right to adjust share prices periodically, as disclosed in the pricing supplements.

Below is the NAV per interest since December 31, 2023, as determined in accordance with our valuation policy. Linked in the table is the relevant Form 253G2 detailing each NAV evaluation method, incorporated by reference herein.

Calculation Date	Series	NAV Per Interest
May 31, 2023	Austin	10.69	Form 253G2
May 31, 2023	Dallas	10.59	Form 253G2
May 31, 2023	Miami	10.77	Form 253G2
June 30, 2023	Austin	10.75	Form 253G2
June 30, 2023	Dallas	10.63	Form 253G2
June 30, 2023	Miami	10.80	Form 253G2
July 31, 2023	Austin	10.80	Form 253G2
July 31, 2023	Dallas	10.89	Form 253G2
July 31, 2023	Miami	10.92	Form 253G2
July 31, 2023	Tampa	11.05	Form 253G2
August 31, 2023	Austin	10.88	Form 253G2
August 31, 2023	Dallas	11.08	Form 253G2
August 31, 2023	Miami	11.11	Form 253G2
August 31, 2023	Tampa	11.08	Form 253G2
September 30, 2023	Dallas	11.28	Form 253G2
September 30, 2023	Tampa	11.13	Form 253G2
September 30, 2023	Austin	10.96	Form 253G2
September 30, 2023	Miami	11.25	Form 253G2
October 31, 2023	Dallas	11.30	Form 253G2
October 31, 2023	Tampa	11.15	Form 253G2
October 31, 2023	Austin	10.98	Form 253G2
October 31, 2023	Miami	11.31	Form 253G2
November 30, 2023	Dallas	11.38	Form 253G2
November 30, 2023	Tampa	11.20	Form 253G2
November 30, 2023	Austin	11.01	Form 253G2
November 30, 2023	Miami	11.35	Form 253G2
December 31, 2023	Dallas	11.44	Form 253G2
December 31, 2023	Tampa	11.24	Form 253G2
December 31, 2023	Austin	11.05	Form 253G2
December 31, 2023	Miami	11.39	Form 253G2
January 31, 2024	Dallas	11.48	Form 253G2
January 31, 2024	Tampa	11.28	Form 253G2
January 31, 2024	Austin	11.07	Form 253G2
January 31, 2024	Miami	11.44	Form 253G2
February 29, 2024	Dallas	11.50	Form 253G2
February 29, 2024	Tampa	11.31	Form 253G2
February 29, 2024	Austin	11.09	Form 253G2
February 29, 2024	Miami	11.47	Form 253G2
March 31, 2024	Dallas	11.54	Form 253G2
March 31, 2024	Tampa	11.36	Form 253G2
March 31, 2024	Austin	11.03	Form 253G2
March 31, 2024	Miami	11.51	Form 253G2
April 30, 2024	Denver	10.22	Form 253G2
June 30, 2024	Dallas	11.69	Form 253G2
June 30, 2024	Tampa	11.78	Form 253G2
July 31, 2024	Miami	11.70	Form 253G2
July 31, 2024	Houston	10.51	Form 253G2
August 31, 2024	Phoenix	10.21	Form 253G2

The company did not publish any NAV updates during 2024 after August 31, 2024.

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Critical Accounting Policies

Our accounting policies will conform with GAAP. The preparation of financial statements in conformity with GAAP will require us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We intend to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We will continually test and evaluate our estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from our estimates and assumptions.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2, “Summary of Significant Accounting Policies,” to the Consolidated Financial Statements for a more thorough discussion of our accounting policies and procedures.

Valuation and Net Asset Value (NAV) Policies

Our policy is to calculate and restate the net asset value (“NAV”) per interest for each series on a rolling six-month basis; however, the Manager retains discretion to update the NAV earlier or later than scheduled, as it deems necessary, based on market conditions or other relevant factors. Each series follows a designated rolling schedule for NAV recalculation, ensuring that not all series are recalculated in the same month, and each series’ NAV is updated systematically throughout the year. The NAV is determined based on the estimated value of the series’ investments, including related liabilities, as of the end of the scheduled period, using input from automated valuation models (AVMs) or appraisals, as well as factors such as liquid asset prices, distribution accruals, and estimated revenues, fees, and expenses. Although our policy is to calculate and restate NAV on a rolling six-month basis, we did not publish any NAV updates during 2024 after August 31, 2024.

An Automated Valuation Model (AVM) for residential real estate is a technology-driven tool that uses algorithms and data analytics to estimate the market value of a property. AVMs typically pull data from various sources, such as property tax records, recent sales of comparable homes, market trends, and geographic data, to provide an estimated value of a home without requiring a physical inspection.

Additionally, NAV updates are filed via Supplement Form 253(g)(2), which includes a detailed breakdown of the components of the NAV for each series. This ensures transparency and provides investors with a comprehensive view of how each series’ NAV is calculated. The updated NAV per interest for each series will also be published on the Cityfunds Platform, which will contain the most recent offering circular, including any supplements or amendments.

It is important to note that the determination of NAV for the interests of each series is not intended to comply with fair value standards under GAAP, and the NAV may not necessarily reflect the current market price of our assets under prevailing market conditions. Accordingly, the NAV per interest should not be viewed as the amount that would be realized upon a sale or liquidation of assets or interests, nor as a substitute for GAAP-based financial information, and it may differ materially from the value ultimately realized by investors. In cases where an independent appraisal may be deemed necessary—such as when the Manager anticipates uncertainty in accurately estimating the value of a series-owned real estate asset, or when third-party market values for comparable properties may be unavailable or inconsistent—the Manager intends to engage an appraiser with expertise in residential real estate assets to act as an independent valuation expert. This planned approach is designed to ensure reliable and objective valuation support when required. However, the independent valuation expert is not responsible for preparing or determining the NAV per interest.

Our objective is to provide a reasonable estimate of the market value of the assets held by each series at the end of each fiscal quarter. These assets will primarily consist of residential real estate investments. The valuation of these real estate assets, conducted by both independent sources and our internal accountants, is subject to various assumptions and judgments that may not always prove accurate. Different assumptions or judgments would likely result in different estimates of the value of the real estate underlying each series’ assets. Additionally, while we aim to evaluate and provide an updated NAV per interest on a rolling six-month basis, the actual market value of these interests may fluctuate more frequently, meaning the NAV in effect for any given month may not necessarily represent the price that would be paid for series interests in a market transaction. Furthermore, our published NAV may not immediately reflect certain material events if they are unknown or their financial impact is not readily quantifiable. As a result, discrepancies in the NAV may arise, potentially benefiting or disadvantaging members who redeem or purchase interests or existing members.

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Operating Results

Revenues

The Company’s primary revenue is generated from the payoff of Homeshare investments. Additional revenue sources include rental income and, when applicable, the sale of single-family rental properties. This diversified revenue approach supports the Company’s overall financial performance and aligns with its long-term strategic objectives. The Company saw an increase in revenue in 2024 compared to 2023 due to a higher volume of Homeshare payoffs, reflecting the growing maturity of the Company’s investment portfolio. All revenues generated by each series for the years ended December 31, 2024 and 2023 are listed in the table below. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

REVENUES

Applicable Series	December 31, 2024	December 31, 2023
Austin	$43,840	$43,860
Dallas	31,460	37,612
Miami	-	31,500
Tampa	15,540	20,879
Denver	-	-
Houston	-	-
Phoenix	-	-
Los Angeles	-	-
Nashville	-	-
Las Vegas	-	-

	90,840	133,851

Cost of Revenues

The following table summarizes the total cost of revenues incurred by each series for the years ended December 31, 2024 and 2023. The year-over-year increase in the cost of revenues was primarily driven by the cost to acquire Homeshare investments. As the volume of Homeshare acquisitions increased significantly in 2024 compared to 2023, the associated costs also rose. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

COST OF REVENUES

Applicable Series	December 31, 2024	December 31, 2023
Austin	$35,214	$61,245
Dallas	70,291	77,015
Miami	55,778	46,967
Tampa	118,143	44,967
Denver	8,350	-
Houston	33,810	-
Phoenix	8,550	-
Los Angeles	36,341	-
Nashville	-	-
Las Vegas	-	-

	366,477	229,655

Operating Expenses

The following table summarizes the total operating expenses incurred by each series for the years ended December 31, 2024 and 2023. The year-over-year increase in operating expenses was primarily due to an increase in the number of series within the Company generating activity and also doing so at a greater volume during 2024 as compared to 2023. This heightened activity resulted in higher professional expenses, as well as increased managerial expenses required to support the growing operations of these series. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

OPERATING EXPENSES

Applicable Series	December 31, 2024	December 31, 2023
Austin	$77,003	$97,087
Dallas	78,498	67,206
Miami	43,736	62,789
Tampa	60,911	49,343
Denver	25,322	19,480
Houston	24,535	16,752
Phoenix	19,898	16,853
Los Angeles	21,261	19,953
Nashville	8,179	16,853
Las Vegas	8,179	16,953

	367,522	380,269

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Other Income (Expenses)

The following table summarizes the total of such expenses incurred by each series for the years ended December 31, 2024 and 2023. Other income (expenses) increased significantly in 2024, primarily due to the substantial increase in Homeshare acquisitions. Unrealized gains from the fair value of assets are recorded in this category, and the combination of a larger number of Homeshare investments and an appreciating portfolio of existing assets contributed to the increase in unrealized gains. However, it is important to note that not all assets experienced positive unrealized gains. Market conditions and submarket-specific housing trends can adversely impact the potential future gains of certain assets, underscoring the inherent variability in asset valuation. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

OTHER INCOME (EXPENSES)

Applicable Series	December 31, 2024	December 31, 2023
Austin	$(158,260)	$41,085
Dallas	(150,235)	233,071
Miami	(81,395)	215,548
Tampa	(76,524)	114,804
Denver	28,059	-
Houston	21,216	-
Phoenix	993	-
Los Angeles	(35,144)	-
Nashville	-	-
Las Vegas	-	-

	(451,290)	604,508

Liquidity and Capital Resources

From inception, the Manager has financed the business activities of each series. Upon the first closing of a particular series offering, the Manager is reimbursed from the proceeds of the relevant offering. Until such time as the series generates sufficient cash flows from operations, the Manager may cover any deficits through capital contributions, which may be reimbursed upon closing of the relevant offering. The Manager also reserves the right to delay the collection of any reimbursements to a later time at its discretion.

Cash and Cash Equivalent Balances

Cash is held at the series level. The following table summarizes the cash and cash equivalents held by each series as of December 31, 2024 and December 31, 2023. The year-over-year increase in cash and cash equivalents was primarily due to an increase in capital raised from the offerings during 2024. This additional capital provided the necessary cash inflows to support the Company’s expanding investment activities. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

CASH AND CASH EQUIVALENTS

Applicable Series	December 31, 2024	December 31, 2023
Austin	$40,344	$130,925
Dallas	14,107	122,253
Miami	89,764	74,445
Tampa	23,736	52,239
Denver	21,954	140,006
Houston	500	-
Phoenix	20,255	-
Los Angeles	32,113	-
Nashville	1,000	1,000
Las Vegas	1,000	1,000

	244,773	522,928

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Our Investments

Our investment strategy is designed to provide diversified exposure to the residential real estate market through two primary investment types: home equity investments and single-family rental properties. Each series manages a separate pool of assets and investments. The following details the status of these investments as of December 31, 2024, along with the dispositions of rental properties and payoffs of home equity investments that occurred during the reporting period.

Home Equity Investments (“Homeshares”)

As of December 31, 2024, each series holds home equity investments by providing capital to homeowners in exchange for a percentage equity stake in their owner-occupied homes. These investments allow the series to participate in the appreciation or depreciation of the home’s value over time, while the homeowner retains occupancy and control of the property. The Company does not own these homes outright but holds an equity interest based on the terms of the home equity agreements.

Due to the privacy and confidentiality associated with owner-occupied properties, individual addresses and homeowner details are not disclosed. Instead, we provide aggregate information on the number of home equity investments, the total value of the equity interest, and the geographic distribution of these investments.

Series	Number of Equity Investments	Aggregate Value of Equity Stake ($)	Metropolitan Statistical Area (MSA)
Austin	31	1,413,993	Austin
Dallas	41	2,492,875	Dallas
Miami	19	1,697,119	Miami
Tampa	28	2,301,128	Tampa
Denver	2	192,823	Denver
Houston	6	613,327	Houston
Phoenix	3	181,216	Phoenix
Los Angeles	6	750,618	Los Angeles
Nashville	-	-	Nashville
Las Vegas	-	-	Las Vegas

Payoffs of Home Equity Investment

Several homeowners repaid their home equity investments during the reporting period ending December 31, 2024. These payoffs reflect the appreciation or depreciation of the home’s value, and the Company realized gains or losses based on the terms of the equity agreements.

Series	Number of Payoffs	Total Payoff Amount ($)	Gain/Loss ($)	Gain/Loss (%)
Austin	2	74,247	9,247	12.45
Dallas	4	267,379	39,029	14.60
Miami	4	167,588	27,588	16.46
Tampa	3	189,660	28,660	15.11
Denver	-	-	-	-
Houston	-	-	-	-
Phoenix	-	-	-	-
Los Angeles	-	-	-	-
Nashville	-	-	-	-
Las Vegas	-	-	-	-

Single-Family Rental Properties

As of December 31, 2024, each series may also hold single-family rental properties as part of its portfolio. These properties generate rental income and may appreciate in value over time. The Company actively manages these properties, ensuring optimal rental performance and property maintenance.

We provide information on the number of rental properties held by each series, their aggregate value, and rental income generated during the reporting period ending on December 31, 2024.

Series	Number of Rental Properties	Aggregate Property Value ($)	Rental Income ($)	Metropolitan Statistical Area (MSA)
Austin	2	618,295	43,820	Austin
Dallas	1	385,608	31,460	Dallas
Miami	-	-	-	Miami
Tampa	1	338,589	15,540	Tampa
Denver	-	-	-	Denver
Houston	-	-	-	Houston
Phoenix	-	-	-	Phoenix
Los Angeles	-	-	-	Los Angeles
Nashville	-	-	-	Nashville
Las Vegas	-	-	-	Las Vegas

During the reporting period ending December 31, 2024, the Company sold one single family property in Miami, generating sale proceeds of $465,000 and a net gain of $32,986.

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ITEM 3. DIRECTORS AND OFFICERS

General

The manager of the Company is Nada Asset Management, LLC, a Delaware limited liability company.

The nature of our business to be conducted or promoted by us must at all times be to engage in any lawful act or activity for which LLCs may be organized under the Delaware Limited Liability Company Act.

All executive officers of the Company are employees of the Manager or its affiliates. The executive offices of the Manager are located at 1315 Manufacturing Street, Dallas, TX 75207. The telephone number for the Manager’s executive offices is (972) 445-7320.

Executive Officers

Executive Officer	Position Held with Our Company (and the Manager)	Age	Term of Office
Tore Steen	Principal Executive Officer	55	Began June 2024
John Green	Principal Financial Officer; Former Principal Executive Officer	39	Began July 2024; April 2021 – September 2024

Biographical Information

Tore Steen is CEO and President of Nada Holdings, Inc since June 2024 and a member of the Board of Directors of Nada since December 2023. Previously, Tore co-founded and served as CEO of CrowdStreet, Inc., a leading technology enabled investment platform for commercial real estate, where he led the company from the initial concept phase through the growth stages to become the largest online real estate investment marketplace, with over $4 billion invested, $50 million annual revenue, and over 200 employees. In 2020, he was recognized as one of the Top 50 FinTech CEOs by The Financial Technology Report. Currently, he continues to be involved with CrowdStreet as a board member. Prior to co-founding CrowdStreet, Tore was a founding team member of JanRain, where he led sales, marketing, products and services, taking the open-source technology platform to launch and commercialization of a full suite of SaaS solutions in the online social identity management space. Tore was instrumental in growing the business from an early concept to a business that delivering enterprise solutions to clients such as NewsCorp, Universal Music Group, Sears.com, and Disney Channel, and also in the eventual sale of the company to Akamai. Earlier in his career he held business and corporate development roles with EarthLink, WebTrends, and AAA along with banking and management consulting roles with US Bancorp and Ernst & Young. Tore earned an MBA from Duke University Fuqua School of Business and a BA in Political Science from the University of Notre Dame.

John Green is a co-founder of Nada Holdings, Inc., and served as CEO and President from its inception in November 2018 until June 2024, where he managed all corporate vision, business model development, and expansion strategies executed across all service verticals. Currently, John serves as COO and CFO of Nada. Prior to co-founding Nada Holdings, Mr. Green served as Strategic Advisor for Vámonos Credit, LLC, from November 2017 to June 2018, focusing on services tailored to Hispanic consumers in real estate transactions. From November 2012 to June 2018, Mr. Green was Vice President of Strategy and Innovation at Pacific Union Financial, LLC, a top 10 independent mortgage lender, where he led growth strategy, technology implementation, risk management, and market entry initiatives. Mr. Green also held a management position in Quality Control at JPMorgan Chase’s mortgage division from 2009 to November 2012. Before entering financial services, Mr. Green had a career as a professional recording and touring artist from 2005 to 2009, releasing two albums. He has been a member of the American Society of Composers, Authors, and Publishers since 2006 and is an active member of the Forbes Finance Council.

The Manager and the Operating Agreement

The Manager is responsible for overseeing the management of our business and affairs, including handling day-to-day operations and executing our investment strategy. The Manager and its officers are not obligated to dedicate all of their time to our business but are only required to devote such time as is necessary to fulfill their duties.

The Manager will perform its responsibilities in accordance with the terms of the Operating Agreement. The relationship between the Manager and the Company, as well as the investors, is contractual in nature, rather than fiduciary. Additionally, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities, as provided in the Operating Agreement. Indemnification includes expenses such as attorney’s fees and, in certain circumstances, judgments, fines and settlement amounts actually paid or incurred in connection with actual or threatened actions, suits or proceedings involving such person, except in certain circumstances where a person is adjudged to be guilty of gross negligence, fraud willful misconduct or bad faith.

The Operating Agreement further stipulates that, in exercising its rights as the managing member, the Manager may consider only its own interests and any other factors it deems appropriate, without any duty or obligation (fiduciary or otherwise) to consider the interests of the Company, any series of interests, or any interest holders. The Manager will not be held to any different standards under the Operating Agreement, the Delaware Limited Liability Company Act, or any other applicable law, rule, or regulation. Moreover, the Operating Agreement explicitly states that the Manager has no duty (including fiduciary duty) to the Company, any series, or any interest holders.

The Manager has not sponsored any prior real estate investment programs. Therefore, this offering circular does not include any information regarding the prior performance of the Manager or its affiliates, meaning you will not have access to historical performance data when deciding whether to invest in our series.

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Responsibilities of our Manager

The responsibilities of the Manager include:

●	Investment Advisory, Origination and Acquisition Services such as approving and overseeing our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

●	Offering Services such as the development of this offering, including the determination of its specific terms;

●	Asset Management Services such as investigating, selecting, and, on our behalf, engaging and conducting business with such persons as the Manager deems necessary to the proper performance of its obligations under the Operating Agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the services under the Operating Agreement;

●	Accounting and Other Administrative Services such as maintaining accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the Commission and any other regulatory agency, including annual financial statements, and managing and performing the various administrative functions necessary for our day-to-day operations;

●	Investor Services such as managing communications with our investors, including, for example, answering phone calls and preparing and sending written and electronic reports;

●	Financing Services such as monitoring and overseeing the service of our debt facilities and other financings, if any; and

●	Disposition Services such as evaluating and approving potential asset dispositions, sales, or liquidity transactions.

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Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by our company. Each of our executive officers, who are also executive officers of the Manager, manages our day-to-day affairs, oversees the review, selection and recommendation of investment opportunities, services acquired properties and monitors the performance of these properties to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager, from the Manager. We do not intend to pay any compensation to these individuals.

Compensation of the Manager

The Manager will receive compensation and reimbursement for costs incurred relating to our series offerings (e.g., Offering Expenses and Acquisition Expenses). Neither the Manager nor any of its affiliates will receive any selling commissions or dealer manager fees in connection with this or other series offerings. See “Management—Management Compensation” in our offering circular and Note 8, “Related Party Transactions” to the Consolidated Financial Statements for further details.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The Company is managed by Nada Management, LLC, the Manager. The Manager currently does not own, and is not expected to own at the closing of any series offering, any of the interests offered herein.

The Manager or an affiliate of the Company may purchase interests in a series of the Company on the same terms offered to investors. Additionally, the Manager may acquire interests in a series of the Company in the event an acquisition loan remains outstanding and is not repaid prior to its maturity date, in which case the outstanding balance of such acquisition loan will be converted into series interests under the same terms as those in the applicable series offering.

The address of Nada Management, LLC is 1315 Manufacturing Street, Dallas, TX 75207.

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ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

See Management Compensation section below for a description of the fees paid to the Manager. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with such transactions were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Management Compensation

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Asset Management Fee – Nada Asset Management, LLC	The Manager will receive from each series a quarterly asset management fee equal to 0.375% (1.5% annually) of the value of the interests of that series, payable quarterly in arrears. In addition, pursuant to the operating agreement, the Manager will receive reimbursements for out-of-pocket expenses related to the organization and offerings of each series (up to a maximum of 3% of the gross offering proceeds per series offering), as well as for expenses incurred in the operation of the series and the acquisition of properties, and for services provided by third parties. The Manager may also be entitled to receive a portion of any applicable property management fees and property disposition fees. For operating accounts maintained by the Manager with third-party banks, the Manager is entitled to any interest earned on the cash balances in those accounts. The Manager reserves the right to waive any fees or reimbursements at its sole discretion.

Acquisition Fee – Nada Asset Management, LLC	The Manager will be entitled to receive an acquisition fee equal to 1.0% of the purchase price for any single-family home acquired by a series. This fee does not apply to the acquisition of Homeshares.

Tech Fee – Affiliate of the Manager	An affiliate of the Manager will be entitled to receive a monthly Technology Fee (“Tech Fee”) equal to $10.00 for each Homeshare and single-family rental property owned by each series.

Sourcing Fee – Affiliate of the Manager (1)	An affiliate of the Manager will be entitled to receive a Sourcing Fee on each Homeshare acquired by a series, equal to 5.0% of the affiliate’s investment cost for owner-occupied properties and 7.0% of the affiliate’s investment cost for investment properties. The collection of this fee is at the sole discretion of the affiliate. This fee does not apply to the acquisition of single family rental properties.

Reimbursement of Expenses – Nada Asset Management, LLC	The Manager will be entitled to reimbursement for out-of-pocket expenses incurred in connection with (i) the organization of the Company and the series offerings, (ii) the operation of the Company, including the acquisition and disposition of properties, and (iii) the retention of third parties to provide necessary services to the Company. Such reimbursement will not include the Manager’s general overhead, employee compensation, utilities, or technology expenses borne by the Manager.

Fees from Other Services – Affiliates of the Manager or Third Parties	We may engage third parties, including affiliates of the Company, to provide necessary services related to our investments or operations, including administrative services, construction, origination, brokerage, leasing, development, property oversight, and other property management services. Any such engagements will be conducted on market terms and at prevailing market rates.

(1)	Homeshares – Sourcing Fee - Nada Holdings, Inc., an affiliate of the Company, originates Homeshares investments through its wholly-owned subsidiary, Nada Loans, LLC. Upon the closing of a Homeshares agreement, the lienholder of the Homeshares investment is Nada Investments, LLC, a separate wholly-owned subsidiary of Nada Holdings, Inc. Nada Investments, LLC holds ownership of the Homeshares asset until such time as a series of the Company raises sufficient funds through its series offering to acquire the Homeshares asset by purchasing the option purchase premium and paying the fee described below.

Upon the sale of the Homeshares asset from Nada Investments, LLC to a series, a fee is payable by the series to Nada Investments, LLC. The transaction is formalized through a “Homeshares Equity Investment Sale Agreement” entered into between Nada Investments, LLC, as seller, and the series acquiring the Homeshares asset, as purchaser. The Homeshares Equity Investment Sale Agreement includes a schedule detailing the assets purchased and the associated fee for each Homeshares asset. Pursuant to the terms of the agreement, Nada Investments, LLC will service the Homeshares interest, which will be held in trust by Nada Custody, LLC for the benefit of the purchasing series.

18

ITEM 6. OTHER INFORMATION

None.

19

ITEM 7. FINANCIAL STATEMENTS

CITYFUNDS I, LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

20

CITYFUNDS I, LLC AND SUBSIDIARIES

DECEMBER 31, 2024 AND 2023

21

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

INDEPENDENT AUDITOR’S REPORT

To the Members and Management of
Cityfunds I, LLC and Subsidiaries

Report on the Audit of the Consolidated Financial Statements and Supplemental Schedules

Opinion

We have audited the accompanying consolidated balance sheets of Cityfunds I, LLC, and Subsidiaries as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements. The supplemental schedules are presented for purposes of additional analysis and were derived from and relate directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Cityfunds I, LLC and Subsidiaries as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audits of the Consolidated Financial Statements section of our report. We are required to be independent of Cityfunds I, LLC, and Subsidiaries and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company and all of its series will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has generated negative cash flows from operating activities, and has historically relied on equity and debt financing to fund its operations. These conditions raise substantial doubt about the ability of the Company and its series to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

F-1

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Cityfunds I, LLC, and Subsidiaries’ ability to continue as a going concern for one year after the date that the consolidated financial statements are issued or when applicable, one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audits of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cityfunds I, LLC, and Subsidiaries’ internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Cityfunds I, LLC, and Subsidiaries’ ability to continue as a going concern for one year from the issuance of the report.

Supplemental Schedules

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying supplementary information is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits, significant audit findings, and certain internal control–related matters that we identified during the audits.

Cypress, Texas
January 9, 2026

F-2

CITYFUNDS I, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31, 2024	As of December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$244,773	$522,928
Restricted cash	8,367	-
Due from related parties	492,907	66,653
Prepaid expense and other current assets	481	2,669

Total current assets	746,528	592,250

Non-current assets
Home equity investments, at fair value	9,643,096	4,345,579
Single family rental investment properties, net	1,342,492	1,996,826
Note receivable - related parties	1,539,202	-

Total non-current assets	12,524,790	6,342,405

Total assets	$13,271,318	$6,934,655

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities
Accounts payable	$21,820	$25,744
Due to related parties	431,402	616,261
Other payable	13,617	10,600
Notes payable, current-term, net of debt issuance costs	1,096	629,805

Total current liabilities	467,935	1,282,410

Notes payable - related parties	2,791,126	50,000
Notes payable, long-term, net of debt issuance costs	1,082,029	839,600
Revolving credit line - related party, net of debt issuance costs	3,338,879	-

Total non-current liabilities	7,212,034	889,600

Total liabilities	7,679,969	2,172,010

Members’ equity
Members’ equity	$5,591,349	$4,762,645

Total members’ equity	5,591,349	4,762,645

Total liabilities and members’ equity	$13,271,318	$6,934,655

See accompanying notes to consolidated financial statements

F-3

CITYFUNDS I, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2024	2023

Revenues, net	$90,840	$133,851
Cost of revenues	366,477	229,655
Gross loss	(275,637)	(95,804)

Operating cost and expenses
General and administrative	367,522	380,269

Total operating expenses	367,522	380,269

Net loss from operations	(643,159)	(476,073)

Other income (expense)

Gain on settlement of homeshares equity investments	109,827	52,811
Losses on the sale of single-family rental properties	(5,796)	-
Interest expense	(511,958)	(165,027)
Unrealized gain (loss) on change in fair value of home equity investments	(97,058)	716,724
Interest Income from notes receivable	53,695	-
Total other income (expense)	(451,290)	604,508

Net income (loss)	(1,094,449)	128,435

Weighted average member units outstanding – basic and diluted	580,113	282,401

Net income (loss) per member unit – basic and diluted	$(1.89)	$0.45

See accompanying notes to consolidated financial statements

F-4

CITYFUNDS I, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Cityfunds I, LLC
	Member Units	Amount
Balance at December 31, 2022	134,526	$1,221,059
Issuance of membership units in Reg D offering, net of offering costs	-	-
Issuance of membership units in Reg CF offering, net of offering costs	31,511	337,250
Issuance of membership units in Reg A offering, net of offering costs	284,062	2,953,082
Issuance of membership units in Reg A offering, reward shares	11,955	122,819
Net income	-	128,435
Balance at December 31, 2023	462,054	$4,762,645
Issuance of membership units in Reg D offering, net of offering costs	214	2,500
Issuance of membership units in Reg CF offering, net of offering costs	42,465	457,000
Issuance of membership units in Reg A offering, net of offering costs	138,245	1,437,241
Issuance of membership units in Reg A offering, reward shares	2,556	26,412
Net income	-	(1,094,449)
Balance at December 31, 2024	645,534	$5,591,349

See accompanying notes to consolidated financial statements

F-5

CITYFUNDS I, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended
	December 31,
	2024	2023

Cash flows from operating activities:
Net (loss) income	$(1,094,449)	$128,435
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Unrealized loss (gain) on change in fair value of home equity investments	97,058	(716,724)
Loss on sale of single family rental investments	5,796	-
Depreciation expense	56,238	76,746
Interest Income from notes receivable	(47,654)	-
Interest expense	193,697	-
Amortization of debt issuance costs	70,104	-
(Increase) decrease in assets:
Accounts receivable	-	1,800
Prepaid expenses and other assets	2,188	1,097
Due from related parties	(352,188)	-
Increase (decrease) in liabilities:
Accounts payable	(3,924)	25,744
Other payables	3,017	(11,261)
Due to related parties	(378,556)	25,686
Net cash used in operating activities	(1,448,673)	(468,477)

Cash flows from investing activities:
Purchase of single family rental properties	-	(14,428)
Purchase of home equity investments	(6,014,092)	(2,427,722)
Proceeds from home equity investments	619,517	-
Proceeds from sale of single family rental investment properties	592,300	-
Cash advanced on notes receivable	(1,669,682)	-
Principal collected on notes receivable	130,480	-
Net cash used in investing activities	(6,341,477)	(2,442,150)

Cash flows from financing activities:
Proceeds from issuance of notes payable	4,393,675	1,519,405
Principal payment on notes payable	(2,073,183)	(1,512,593)
Proceeds from revolving credit line	4,232,000	-
Principal payment on revolving credit line	(674,259)	-
Debt issuance costs	(254,612)	-
Proceeds from Reg CF offering	457,000	337,250
Proceeds from Reg A offering	1,499,668	3,027,050
Proceeds from Reg D offering	2,500	-
Offering costs paid	(62,427)	(17,802)
Net cash provided by financing activities	7,520,362	3,353,310

Net increase in cash, cash equivalents and restricted cash	(269,788)	442,683
Cash and cash equivalents and restricted cash, beginning of year	522,928	80,245
Cash and cash equivalents and restricted cash, end of year	$253,140	$522,928

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$244,773	$522,928
Restricted cash	8,367	-
Total cash, cash equivalents, and restricted cash	253,140	522,928
Supplemental cash flow information:
Cash paid for interest expense	248,157	165,027

Supplemental non-cash information:
Reg A offering through due from related parties	$26,412	$66,653

See accompanying notes to consolidated financial statements

F-6

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

1.	FORMATION AND ORGANIZATION

Cityfunds I, LLC (the “Company” or “Cityfunds”) is a series limited liability company organized April 26, 2021 under the laws of Delaware that has been formed to permit public investment in a portfolio of residential real estate properties in a specific market, each portfolio of which will be held by a separate series of limited liability company interests, or “Series”, that we have and intend to establish. As a Delaware series limited liability company, the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law. The Series consist of #Austin, #Dallas, #Miami, #Tampa, #Houston, #Nashville, #Phoenix, #Las Vegas, #Denver, and #Los Angeles (collectively, the “Series”).

Cityfunds is a product designed to be index like by making investments across a city’s specific residential real estate market promoting diversification. Cityfunds makes investments in residential real estate either directly or through our home equity investment product which we have termed (“Homeshares”).

The Company is managed by Cityfunds Manager, LLC, a Delaware limited liability company (the “Manager” or “Managing Member”).

Cityfunds currently does not operate in such a manner to qualify as a real estate investment trust (“REIT”). We believe our strategy and operations are aligned to achieve a status as a REIT in the future. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with the first taxable year in which we meet all applicable requirements to qualify as a REIT.

2.	GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has commenced planned principal operations and has generated revenues since inception. The Company’s ability and each listed Series’ ability to continue as a going concern for the next twelve months is dependent upon the Company’s ability to raise sufficient capital from outside investors and deploy such to produce profitable operating results. No assurance can be given that the Company and each listed Series will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company and each listed Series to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company was incorporated on April 26, 2021, and has not generated significant revenues to date.

During the years ended December 31, 2024 and 2023, the Company had a net (loss) income of $(1,094,449) and $128,435, respectively. There was no positive cash flow from operating activities for the year ended December 31, 2024. As of December 31, 2024 and 2023, the Company’s cash balance was $244,773 and $522,928, respectively. As of December 31, 2024 and 2023, the Company had a working capital (deficit) of $278,593 and $(690,160), respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company expects to continue to generate operating losses for the foreseeable future. The accompanying consolidated financial statements do not include any adjustments as a result of this uncertainty.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s, and each of its series, ability to continue as a going concern. Management is required to perform this evaluation on an annual basis.

F-7

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

2.	GOING CONCERN (CONTINUED)

Management Plans

Throughout the next twelve months, the Company intends to fund its operations primarily from owner and third-party funding.

The Company requires capital for its contemplated activities. The Company’s ability to raise additional capital is not guaranteed. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. Because substantial doubt has not been alleviated, the accompanying consolidated financial statements have been prepared under the assumption that the Company will continue as a going concern. No adjustments have been made to the carrying amounts or classifications of assets and liabilities that may be necessary if the Company is unable to continue its operations.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Reporting and Basis for Consolidation

The accounting and reporting policies of the Company and each of its series conform to accounting principles generally accepted in the United States of America (“GAAP”). The accounting and reporting policies equally apply to each Series of Cityfunds I, LLC, and there are no differences in the policies amongst the Series. The accompanying consolidated financial statements include the accounts of Cityfunds I, LLC, and all of its series. All intercompany balances and transactions between Series within Cityfunds I, LLC are eliminated upon consolidation. The Company’s fiscal year end is December 31.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.

Significant estimates made by management include, but are not limited to, the fair value for financial instruments, allowance for credit losses, the determination of the estimated useful lives of single-family residential properties, impairment assessments, and accrued liabilities. These estimates are based on management’s best judgments using information available at the time the estimates are made. Actual results could differ materially from those estimates.

Cash Equivalents, Restricted Cash, and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Restricted cash consists of cash balances that are legally or contractually restricted as to use and therefore are not available for general operating purposes. The Company’s restricted cash primarily relates to escrow (trust) accounts maintained by mortgage servicer in connection with the Company’s mortgage loans. These escrow accounts are funded through monthly mortgage payments and are restricted for the payment of property taxes, insurance premiums, and other property-related obligations in accordance with the applicable loan agreements. Although such funds are held by third-party mortgage servicer, the Company retains ownership of the escrow balances, and any unused amounts are generally refundable to the Company.

F-8

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements (“ASC 820”), specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated balance sheets approximate their fair value.

Revenue Recognition

Revenues are generated at the series level. Rental revenue, net of concessions, will be recognized on a straight-line basis over the term of the lease. The leases are classified as operating leases under ASC 842, Leases (“ASC 842”).

Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”) establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

1) identify the contract with a customer;

2) identify the performance obligations in the contract;

3) determine the transaction price;

4) allocate the transaction price to performance obligations in the contract; and

5) recognize revenue as the performance obligation is satisfied.

For the years ended December 31, 2024 and 2023, the Company recorded $90,840 and $133,851 revenues, respectively.

F-9

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable

Accounts receivables are derived from products and services delivered to customers and are stated at their net realizable value. Each month, the Company reviews its receivables on a customer-by-customer basis and evaluates whether an allowance for doubtful accounts is necessary based on any known or perceived collection issues. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company had no outstanding accounts receivable as of December 31, 2024 and 2023, and accordingly, no allowance for doubtful accounts was recorded at December 31, 2024 and 2023.

Other Income (Expense)

Other income consists primarily of gains and losses arising from the payoff of Homeshares equity investments and from the sale of single-family rental properties. Gains or losses from Homeshares equity investment payoffs are recognized at a point in time when the underlying investment is paid off and the Company’s right to receive the proceeds becomes fixed and determinable. Gains or losses from the sale of single-family rental properties are recognized at a point in time when control of the property transfers to the buyer, which generally occurs upon closing. The gain or loss is measured as the difference between the consideration received and the carrying amount of the property sold, including accumulated depreciation and any selling costs incurred.

Organizational Costs

In accordance with ASC 720, Organizational Costs (“ASC 720”), including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1, Accounting for Offering Costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed.

In addition, the Company’s Operating Agreement states that any operating or offering expenses incurred by the Manager will be reimbursed by the Company. As of December 31, 2024 and 2023, the Company has $62,427 and $17,802, respectively, in offering costs. In 2024 and 2023, the offerings related to these costs had closed and the proceeds from the offerings were recorded net of the offering costs in the consolidated statements of changes in members’ equity.

Real Estate and Impairment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed by using the straight-line basis over the estimated useful lives of the assets. When equipment is retired, its cost and the related accumulated depreciation are eliminated from the respective accounts, and gains or losses arising from the disposition are recognized in income. Maintenance, repairs, and minor renewals are charged to expense when incurred; betterments and major renewals and improvements, which materially prolong the lives of the assets, are capitalized.

The Company continuously evaluates, by property, whether there are any events or changes in circumstances indicating that the carrying amount of the series’ properties may not be recoverable. To the extent an event or change in circumstance is identified, a property is considered to be impaired only if its carrying value cannot be recovered through estimated future undiscounted cash flows from the use and eventual disposition of the property. To the extent an impairment has occurred, the carrying amount of our investment in a property is adjusted to its estimated fair value.

F-10

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The process whereby the Company assesses properties for impairment requires significant judgment and assessment of factors that are, at times, subject to significant uncertainty. The Company evaluates multiple information sources and performs a number of internal analyses, each of which are important components of our process with no one information source or analysis being necessarily determinative. As of December 31, 2024 and 2023, no impairment was considered necessary.

Related Party Transactions

The Company and its individual Series may engage in transactions with entities under common control or management, including Cityfunds Yield LLC, Cityfunds Financing SPV LLC, Nada Investments, LLC and Nada Holdings, Inc. (collectively referred to as “affiliates”). These related-party entities provide financing, asset management, and administrative services that support the acquisition, management, and disposition of home equity investments and single-family rental properties.

From time to time, the Company enters into intercompany borrowings or advances with these affiliates to fund property acquisitions, operations, or working capital needs. Such borrowings are evidenced by promissory notes or loan agreements, which typically bear interest at stated rates and have defined repayment terms. Related party payables and receivables are presented separately in the accompanying financial statements.

Management believes that all related-party transactions are conducted at terms that approximate those that would be available in arm’s-length transactions; however, because these arrangements are between affiliated entities, the terms may differ from those that would be negotiated with unrelated third parties.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the consolidated financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with ASC 740, Income Taxes (“ASC 740”) for accounting for uncertainty in income taxes recognized in a company’s consolidated financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state, and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

The Company intends to elect for each Series to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with the taxable year ending December 31, 2023.

F-11

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Commitments and Contingencies

From time to time in the ordinary course of business, the Company may be subject to various claims, charges, and litigation. At December 31, 2024 and 2023, the Company did not have any pending claims, charges or litigation that were expected to have a material adverse impact on its financial position, results of operations or cash flows.

Earnings/(Loss) per Membership Interest

Upon completion of an offering, each Series intends to comply with accounting and disclosure requirements of ASC 260, Earnings per Share (“ASC 260”). For each Series, earnings (loss) per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding membership interests in that particular Series during the period.

Reclassifications

In the preparation of the current year’s consolidated financial statements, certain reclassifications have been made to the prior year’s accounts to conform to the current year’s presentation for comparative purposes.

Adopted Accounting Pronouncements

On January 1, 2022, the Company adopted ASC 842. ASC 842 applies to all entities that enter into leases. The new standard applies to all entities that enter into leases. Lessees are required to report assets and liabilities that arise from leases. Lessor accounting has largely remained unchanged; however, certain refinements were made to conform with revenue recognition guidance in Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components. ASU 2016-02 contains certain practical expedients, which the Company has elected. The Company’s exposure to ASC 842 is as a lessor. The Company has elected the practical expedient that allows lessors to avoid separating lease and non-lease components within a contract if certain criteria are met. The lessor’s practical expedient election is limited to circumstances in which (i) the timing and pattern of revenue recognition are the same for the non-lease component and the related lease component and (ii) the combined single lease component would be classified as an operating lease. This practical expedient allows the Company the ability to combine the lease and non-lease components if the underlying asset meets the two criteria above.

On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, such as accounts receivable. The adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements.

New Accounting Pronouncements

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. The Company does not expect the adoption of any other pronouncements to have an impact on its results of operations or financial position.

F-12

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

4.	HOME EQUITY INVESTMENTS (“HOMESHARES”)

The Company enters into Homeshare agreements with homeowners that provide the Company with a right to participate in the future appreciation (or depreciation) of the underlying residential property. Under these arrangements, the homeowner agrees to a discounted property value at origination, and the Company pays an option purchase premium in exchange for an equity participation interest in the property’s future value.

The Company’s equity participation interest is expressed as an equity option percentage, which represents the Company’s notional amount under the Homeshare arrangement. The equity option percentage is determined at origination based on the option purchase premium paid by the Company relative to the difference between the discounted market value of the property and the outstanding mortgage balance. The value of the Company’s interest in a Homeshare arrangement is calculated by applying the equity option percentage to the difference between the current market value of the property and the discounted value established at origination.

Settlement of a Homeshare agreement is triggered upon the occurrence of a buy-out event, which may include the sale or refinancing of the property, the homeowner’s breach of material covenants, or, at the homeowner’s election, at any time during the contractual term. Upon settlement, the Company receives a cash payment based on the calculated value of its equity participation interest. Management has evaluated the Homeshare arrangements under ASC 815, Derivatives and Hedging, and concluded that the Homeshare agreements meet the definition of derivative instruments because (i) the arrangements have an underlying based on changes in the market value of the underlying residential property and a notional amount represented by the equity option percentage, (ii) the initial net investment, consisting of the option purchase premium paid at origination, is smaller than the investment that would otherwise be required to obtain a comparable exposure to changes in the property’s value, and (iii) the arrangements provide for net cash settlement upon the occurrence of a buy-out event rather than through the delivery of the physical property. Accordingly, Homeshare arrangements are accounted for as derivative instruments and are measured at fair value on a recurring basis, with changes in fair value recognized in earnings.

The sale of the option means the series is investing in an intangible right, not the actual property. The immediate recognition of this as an asset on the balance sheet is of cost basis. The option purchase premium provides a basis for valuation of this asset.

The lien serves as collateral, indicating that if a homeowner defaults, the Company has a claim to the property. However, as a second lien, the primary lender has a superior claim. The exposure to property value fluctuations means the asset’s value isn’t stable. A future re-evaluation might be needed, particularly if there’s significant property value depreciation. Income generation is irregular. The asset doesn’t produce consistent returns. Instead, gains or losses are recognized when the homeowner repays the Homeshares.

The transaction of a Homeshare is recognized as the purchase of a derivative asset. The asset is recorded at fair value on the consolidated balance sheets, using the option purchase premium to establish its value. This premium serves as the basis for valuation, yet the asset’s valuation is monitored and updated, if necessary, for impairment on a quarterly basis. The lien signifies that in the event of default by the homeowner, the Company has a secured interest in the property, subordinate to the primary lender.

The Company’s Homeshare investments represent fractional equity interests in the future value of single-family residential properties. Homeshares are originated through option agreements with homeowners, under which the Company is entitled to receive a contractually defined percentage of the property’s future market value (the “Homeshare Percentage”). Homeshare investments are measured at fair value on a recurring basis in accordance with ASC 820, Fair Value Measurement.

At the inception of each Homeshare option agreement, the estimated fair value of the underlying residential property is determined using independent third-party automated valuation models (“AVMs”) and/or third-party appraisal reports. The Homeshare Percentage incorporates an exchange rate factor, as defined in the Homeshare agreement.

F-13

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

4.	HOME EQUITY INVESTMENTS (“HOMESHARES”) (CONTINUED)

Valuation Methodology

The fair value of Homeshare investments is estimated using a valuation model that applies the Homeshare Percentage to the estimated current market value of the underlying property, adjusted for the expected timing of settlement and market participant return requirements. Estimated property values are derived primarily from third-party AVMs and appraisal reports. When multiple valuation sources are available, management exercises judgment in selecting the appropriate valuation input, considering factors such as consistency across valuation sources, recency of the valuation, observable market trends, and property-specific characteristics. Management evaluates the reasonableness of third-party valuation information by comparing results across multiple sources, assessing changes in market conditions, and reviewing internal valuation procedures.

Significant Unobservable Inputs (Level 3)

The fair value of the Company’s Home Equity Investments is determined using valuation techniques that incorporate significant unobservable inputs. Because observable market prices are not available for these instruments, Home Equity investments are classified within Level 3 of the fair value hierarchy.

The following table summarizes the quantitative ranges of the significant unobservable inputs used in the valuation as of December 31, 2024:

Unobservable Input	2024
Maximum rate of return cap	18% – 24%
Rate of return cap (loss)	-10%
Option current holding term expired (years)	0.1-2.35
Contractual participation / option ownership percentage	4.17%-73.54%
Option maturity terms remaining (years)	7.65-9.9

The valuation model evaluates each homeshares based on its performance relative to contractual terms, including capped rate of return and loss-sharing provisions. Depending on whether the actual uncapped rate of return exceeds, falls within, or is below the contractual rate of return cap, the fair value is calculated using either a capped return methodology, a market-based uncapped value, or an adjusted value reflecting negative performance. The valuation incorporates time-weighted compounding based on the age of each investment.

At payoff, the Homeshare Payoff Value is determined by applying the Homeshare Percentage to the current market value of the home, allowing the Company’s interest to capture a proportionate share of any appreciation.

The homeowner may elect to buy out the Homeshare at any time during the option term by paying the Homeshare Payoff Value, calculated as the Homeshare Percentage multiplied by the current market value of the home. If no buyout occurs by the end of the option term, the series may compel the sale of the home to recover the Homeshare Payoff Value.

Each Home Equity Agreement has a contractual term that commences on the effective date and expires upon the occurrence of the earliest triggering event. Triggering events generally include:

(a) the sale or transfer of ownership of the underlying property;

(b) a material violation of the covenant agreement by the homeowner; or

(c) the expiration date, which is typically ten years from the effective date.

F-14

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

4.	HOME EQUITY INVESTMENTS (“HOMESHARES”) (CONTINUED)

The following table presents the Company’s home equity investments measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2024 and 2023:

Fair Value Hierarchy	2024	2023
Level 1	$-	$-
Level 2	-	-
Level 3	9,643,096	4,345,579
Total	$9,643,096	$4,345,579

Due to the variability in property values, a re-assessment of the asset’s valuation may be necessary, particularly if there’s a notable decrease in the property’s market value. Realized revenue from this asset is realized in a non-periodic fashion; realized gains or losses are recognized contingent upon the occurrence of specific events such as the sale or refinancing of the home. Unrealized revenue is recognized periodically with changes in fair value.

The Company accounts for its Homeshares under ASC 815 Derivatives and Hedging. Homeshare is recognized and measured on the consolidated balance sheets at fair value. As of December 31, 2024 and 2023, the Company has invested $9,643,096 and $4,345,579, respectively, in home equity investments, which included unrealized (loss) gains on assets $(97,058) and $716,724, respectively, in the consolidated statements of operations for the years ended December 31, 2024 and 2023.

The following table presents Homeshare investments measured at fair value using Level 3 inputs and at cost as of December 31, 2024:

	At Fair Value	At Cost
#Austin	$1,413,993	$1,353,810
#Dallas	2,492,875	2,226,177
#Miami	1,697,120	1,523,099
# Tampa	2,301,125	2,135,769
# Houston	613,326	564,860
# Denver	192,823	167000
# Phoenix	181,216	171000
# Los Angeles	750,618	726825
Home equity investment	$9,643,096	$8,868,540

The following table presents Homeshare investments measured at fair value using Level 3 inputs and at cost as of December 31, 2023:

	At Fair Value	At Cost
#Austin	$1,226,547	$1,062,310
#Dallas	1,505,973	1,199,987
#Miami	954,509	691,500
# Tampa	618,550	480,000
# Houston	40,000	40,000
Home equity investment	$4,345,579	$3,473,797

F-15

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

The following table presents a reconciliation of the beginning and ending balances of Homeshare investments measured at fair value using Level 3 inputs for the year ended December 31, 2024:

	Beginning balance	Additions (new investments)	Settlements	Change in fair value	Ending balance
#Austin	$1,226,547	$356,500	$(65,002)	$(104,052)	$1,413,993
#Dallas	1,505,973	1,254,540	(228,268)	(39,370)	2,492,875
#Miami	954,509	996,599	(165,243)	(88,745)	1,697,120
# Tampa	618,550	1,816,769	(161,004)	26,810	2,301,125
# Houston	40,000	524,859	-	48,467	613,326
# Denver	-	167,000	-	25,823	192,823
# Phoenix	-	171,000	-	10,216	181,216
# Los Angeles	-	726,825	-	23,793	750,618
Total	$4,345,579	$6,014,092	$(619,517)	$(97,058)	$9,643,096

5.	SINGLE FAMILY RENTAL PROPERTIES

Certain of our investments in real estate will take the form of investments in single family rental properties.

A single-family residential property is acquired by the Company with the intent to generate income through rental payments from tenants and appreciation. The useful life of the single-family rental properties is 27.5 years. The properties were partially financed with notes payable to a financial institution (also see Note 7). As of December 31, 2024 and 2023, depreciation expenses were $56,238 and $76,746, respectively.

The Company’s investment in single-family rental investments is as follows:

As of December 31, 2024:

	Rental Investments	Investment	Accumulated Depreciation	Single Family Rental Properties, Net
#Austin	2	$679,013	$(60,718)	$618,295
#Dallas	1	417,900	(32,292)	385,608
#Tampa	1	366,336	(27,747)	338,589
Total	4	$1,463,249	$(120,757)	$1,342,492

As of December 31, 2023:

	Rental Investments	Investment	Accumulated Depreciation	Single Family Rental Properties, Net
#Austin	2	$679,013	$(35,992)	$643,021
#Dallas	2	641,549	(31,058)	610,491
#Miami	1	411,843	(20,708)	391,135
#Tampa	1	366,336	(14,157)	352,179
Total	6	$2,098,741	$(101,915)	$1,996,826

F-16

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

5.	SINGLE FAMILY RENTAL PROPERTIES (CONTINUED)

During the year ended December 31, 2024, Series Dallas sold one single-family rental property for total gross proceeds of $185,000. After deducting seller credit and direct selling costs including broker commissions and escrow fees of $16,819, the Company recognized a realized loss of $38,782 compared to the property’s carrying value of $206,963 at the disposal date.

During the year ended December 31, 2024, Series Miami sold one single-family rental property for total gross proceeds of $465,000. After deducting seller credit and direct selling costs including broker commissions and escrow fees of $40,879, the Company recognized a realized gain of $32,986 compared to the property’s carrying value of $391,135 at the disposal date.

6.	NOTES RECEIVABLE

As of December 31, 2024, the Company held multiple promissory notes receivable totaling $1,378,895 from Nada Holdings, Inc., a related party under common control. These notes were executed on September 26, 2024 and October 29, 2024, bear interest at 13.5% and 12.0% per annum, respectively, and mature on September 26, 2026 and October 29, 2026.

As of December 31, 2024, the Company also held multiple promissory notes receivable totaling $160,307 from Cityfunds Portfolio Fund LLC, a related party under common control. Each note is supported by a written agreement specifying principal, stated interest rate, maturity date, and repayment terms. These notes generally bear interest at 6.5% per annum and mature between April 1, 2026 and December 30, 2026.

As of December 31, 2024, the aggregate principal outstanding totaled $1,539,202, with accrued interest receivable of $47,654, which is included in due from related parties (see Note 9). Interest income $53,695 is recognized using the stated interest rates over the term of the notes as earned. Management evaluated the collectability of these balances and determined that no allowance for credit losses was required as of December 31, 2024.

As of December 31, 2024, the notes receivable consisted of the following:

No.	Principal Balance	Interest Rate	Maturity Date
1	$1,273,895	13.50%	9/26/2026
2	105,000	12.00%	10/29/2026
3	20,000	6.50%	9/12/2026
4	75,307	6.50%	4/1/2026
5	30,000	6.50%	12/9/2026
6	35,000	6.50%	12/30/2026
Total	$1,539,202

As of December 31, 2024, all notes receivable were classified as non-current.

7.	DEBT

Debts are recorded at principal amount outstanding, net of unamortized debt issuance costs. Debt issuance costs include loan origination fees, insurance costs, and deferred offering costs that are directly attributable to the issuance of debt. These costs are presented as a direct deduction from debts and are amortized to interest expense over the contractual term of the related debt using the effective interest method.

F-17

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

7.	DEBT (CONTINUED)

The following table summarizes the activity in debt for the year ended December 31, 2024:

Description	Notes Payable- unrelated parties	Notes Payable- related parties	Revolving credit line- related party	Total
Balance at beginning of year	$1,469,405	$50,000	$-	$1,519,405
New borrowings	-	4,153,675	4,232,000	8,385,675
Refinancing of debts	240,000	-		240,000
Principal repayments	(660,634)	(1,412,549)	(674,259)	(2,747,442)
Debt issuance costs	(4,482)	-	(250,130)	(254,612)
Amortization of debt issuance costs	38,836	-	31,268	70,104
Balance at end of year	$1,083,125	$2,791,126	$3,338,879	$7,213,130

The debt balance consists of the following current and non-current components:

	December 31,	December 31,
	2024	2023
Debt, current	$1,096	$629,805
Debt, non-current	7,212,034	889,600
Total	$7,213,130	$1,519,405

Notes Payable-unrelated parties

During the year ended December 31, 2023, the Company entered into seven note payables with a financial institution, bearing an interest rate between 9.0% to 11.0%, with maturity dates ranging from September 2024 to January 2029. The note payables have been recorded as current liabilities and non-current liabilities in the consolidated balance sheets.

During the year ended December 31, 2024, the Company refinanced one note with an outstanding principal balance of $240,000, extending its maturity to January 1, 2028. In addition, the Company repaid two notes that reached their contractual maturity dates in 2024, and fully extinguished one note early in connection with the sale of a single-family rental property. As of December 31, 2024 and 2023, notes payable to unrelated parties had aggregate principal balances of $1,102,000 and $1,522,634, respectively. Unamortized debt issuance costs totaled $18,875 and $53,229, respectively, resulting in net carrying amounts of $1,083,125 and $1,469,405, respectively.

As of December 31, 2024, the notes payable-unrelated parties consisted of the following:

#Series	Balance	Interest Rate	Date Issue	Maturity Date
Austin	$255,778	11.0%	11/1/2023	10/1/2028
Austin	235,518	10.5%	9/8/2024	1/1/2028
	$491,296

Dallas	$364,591	10.0%	4/1/2023	4/1/2026
	364,591

Tampa	$227,238	11.0%	12/30/2023	1/31/2029

Total	$1,083,125

F-18

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

7.	DEBT (CONTINUED)

As of December 31, 2023, the notes payable-unrelated parties consisted of the following

#Series	Balance	Interest Rate	Date Issue	Maturity Date
Austin	$254,605	11.0%	11/1/2023	10/1/2028
Austin	207,175	10.5%	9/8/2023	9/7/2024
	$461,780

Dallas	$359,197	10.0%	4/1/2023	4/1/2026
Dallas	126,815	10.5%	9/8/2023	9/7/2024
	$486,012

Miami	$295,815	10.5%	9/8/2023	9/7/2024
Tampa	$225,798	11.0%	12/30/2023	1/31/2029

Total	$1,469,405

Notes Payable-related parties

During the year ended December 31, 2024, the Company entered into multiple note payable agreements with Cityfunds Yield LLC, Groundfloor SPE LLC, and Cityfunds Portfolio Fund LLC, each of which is a related party under common control with the Company’s managing member. The notes bear fixed interest rates ranging from 9.50% to 12.0% and have contractual maturities between May 2026 and April 2027. The proceeds from these notes were used by the Series of Cityfunds I, LLC to leverage home equity investments.

Cityfunds Yield, LLC

The table below summarizes the notes payable as of December 31, 2024 and 2023:

Note	#Series	Maturity Date	Interest Rate	Note Amount	Balance at December 31, 2024
CF Tampa Note #1	Tampa	04/01/2027	9.5%	$14,000	$-
CF Tampa Note #2	Tampa	10/24/2027	9.5%	549,109	549,109
				$563,109	$549,109

CF Dallas Note #1	Dallas	11/01/2026	9.5%	$50,000	$-
CF Dallas Note #2	Dallas	01/01/2027	9.5%	53,872	-
CF Dallas Note #3	Dallas	01/01/2027	9.5%	74,975	-
CF Dallas Note #4	Dallas	01/01/2027	9.5%	200,000	-
				$378,847	$-

		Maturity	Interest		Balance at December 31,
Note	#Series	Date	Rate	Note Amount	2023

CF Dallas Note #1	Dallas	11/01/2026	9.5%	$50,000	$50,000

F-19

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

7.	DEBT (CONTINUED) Cityfunds Groundfloor SPE, LLC

The table below summarizes the notes payable as of December 31, 2024

Note	#Series	Maturity Date	Interest Rate	Note Amount	Balance at December 31, 2024
CF Austin Note #1	Austin	05/02/2026	12.0%	$53,500	$53,500
CF Austin Note #2	Austin	07/22/2026	12.0%	60,000	60,000
				$113,500	$113,500

CF Dallas Note #1	Dallas	05/02/2026	12.0%	$36,859	$-
CF Dallas Note #2	Dallas	05/02/2026	12.0%	75,000	-
CF Dallas Note #3	Dallas	05/02/2026	12.0%	52,761	-
CF Dallas Note #4	Dallas	05/02/2026	12.0%	100,000	9,622
CF Dallas Note #5	Dallas	05/02/2026	12.0%	100,000	100,000
CF Dallas Note #6	Dallas	05/02/2026	12.0%	61,000	61,000
CF Dallas Note #7	Dallas	05/02/2026	12.0%	71,370	71,370
CF Dallas Note #8	Dallas	08/16/2026	12.0%	156,000	156,000
CF Dallas Note #9	Dallas	05/02/2026	12.0%	45,000	45,000
				$697,990	$442,992
CF Houston CF #1	Houston	05/02/2026	12.0%	$75,000	$-
CF Houston CF #2	Houston	05/02/2026	12.0%	65,000	65,000
CF Houston CF #3	Houston	07/22/2026	12.0%	85,000	78,005
CF Houston CF #4	Houston	08/16/2026	12.0%	158,000	158,000
				$383,000	$301,005

CF Tampa Note #1	Tampa	05/02/2026	12.0%	$81,000	$-
CF Tampa Note #2	Tampa	05/02/2026	12.0%	104,000	-
CF Tampa Note #3	Tampa	05/02/2026	12.0%	130,000	-
CF Tampa Note #4	Tampa	05/02/2026	12.0%	22,500	-
CF Tampa Note #5	Tampa	06/17/2026	12.0%	259,696	48,087
CF Tampa Note #6	Tampa	07/22/2026	12.0%	55,000	55,000
CF Tampa Note #7	Tampa	07/22/2026	12.0%	75,000	75,000
CF Tampa Note #8	Tampa	07/22/2026	12.0%	46,000	46,000
CF Tampa Note #9	Tampa	08/16/2026	12.0%	81,837	81,837
CF Tampa Note #10	Tampa	10/02/2026	12.0%	170,000	100,000
CF Tampa Note #11	Tampa	10/07/2026	12.0%	105,000	105,000
				$1,130,033	$510,924

CF Miami Note #1	Miami	06/17/2026	12.0%	$85,000	$85,000
CF Miami Note #2	Miami	07/22/2026	12.0%	120,000	120,000
CF Miami Note #3	Miami	08/16/2026	12.0%	120,750	120,750
CF Miami Note #4	Miami	05/02/2026	12.0%	43,150	43,150
				$368,900	$368,900

F-20

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

7.	DEBT (CONTINUED)

Cityfunds Groundfloor SPE, LLC

					Balance at
		Maturity	Interest	Note	December 31,
Note	#Series	Date	Rate	Amount	2024
CF Phoenix Note #1	Phoenix	07/22/2026	12.0%	$54,000	$-

CF LA Note #1	Los Angeles	08/16/2026	12.0%	$69,600	$-
CF LA Note #2	Los Angeles	10/29/2026	12.0%	329,475	329,475
CF LA Note #3	Los Angeles	10/29/2026	12.0%
				77,000	77,000
CF LA Note #4	Los Angeles	11/13/2026	12.0%	38,221	38,221
				$514,296	$444,696

Cityfunds Portfolio Fund LLC

The table below summarizes the notes payable as of December 31, 2024

					Balance at
		Maturity	Interest	Note	December 31,
Note	#Series	Date	Rate	Amount	2024
CF Miami Note #1	Miami	11/26/2026	6.5%	160,000	60,000

Revolving credit line- related party

On September 28, 2024, the Company entered into a Revolving Credit Line Agreement (the “Credit Facility”) with Cityfunds Financing SPV, LLC (the “Lender”), a related party under common control with the Company’s managing member. The Credit Facility provides the Borrowing Entities access to a revolving line of credit of up to $10,000,000 through September 28, 2026, subject to collateral requirements and borrowing base limitations. The Borrowing Entities include Cityfunds I, LLC, certain related Cityfunds Series LLCs, Cityfunds Portfolio Fund, LLC, and United States Home Equity Fund, L.P. Borrowings under the facility bear interest at a fixed annual rate of 13.50% and mature on September 28, 2026. Amounts drawn accrue interest monthly and are repayable in accordance with the terms of the Agreement. All Borrowing Entities are jointly and severally liable under the Credit Facility.

Under the Credit Facility, the Borrowing Entities may request advances subject to (i) the $10 million total commitment and (ii) collateral coverage requirements that limit borrowings to a maximum loan-to-value ratio of 65%. Borrowings may be repaid and re-borrowed at any time prior to the credit termination date.

Deferred Financing Costs

The Company capitalized deferred financing costs incurred in connection with establishing the Credit Facility. These costs are recorded as a contra-liability to the Revolving Credit Lines, consistent with the presentation requirements of ASC 835-30. Deferred financing costs are amortized on a straight-line basis over the 24-month contractual term of the Credit Facility. Amortization of deferred financing costs is included in interest expense in the statements of operations.

Description	Amount
Beginning balance, January 1, 2024	$-
Add: New financing costs	250,130
Less: Amortization	(31,268)
Ending balance, December 31	$218,862

F-21

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

7.	DEBT (CONTINUED)

Revolving credit line- related party (Continued)

As of December 31, 2024, the Company had revolving credit lines with related parties with an aggregate principal balance of $3,557,741. Unamortized deferred financing costs totaled $218,862, resulting in a net carrying amount of $3,338,879.

As of December 31, 2024, the revolving credit lines with related parties consisted of the following:

#Series	Balance	Interest Rate	Date Issue	Maturity Date
Dallas	$102,263	13.5%	9/28/2024	9/28/2026
Dallas	(6,291)
	$95,972

Houston	$277,386	13.5%	9/28/2024	9/28/2026
Houston	(17,064)
	$260,322

Los Angeles	$1,192,436	13.5%	9/28/2024	9/28/2026
Los Angeles	(73,355)
	$1,119,081

Miami	$654,816	13.5%	9/28/2024	9/28/2026
Miami	(40,282)
	$614,534

Phoenix	$149,788	13.5%	9/28/2024	9/28/2026
Phoenix	(9,215)
	$140,573

Tampa	$1,181,052	13.5%	9/28/2024	9/28/2026
Tampa	(72,655)
	$1,108,397

Total Principal	$3,557,741

Total Deferred financing costs	$(218,862)

Interest expense

Interest expense consists primarily of interest incurred on the Company’s notes payable, revolving credit line, and other financing arrangements. During the years ended December 31, 2024 and 2023, interest expenses were $511,958 and $165,027, respectively.

F-22

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

7.	DEBT (CONTINUED)

Interest expense for the years ended December 31 was comprised of the following:

	Years Ended December 31,
Description	2024	2023
Notes Payable-unrelated parties	$124,685	$154,190
Notes Payable-unrelated parties, amortization of debt issuance costs	38,836	10,087
Notes Payable-related parties	162,548	750
Revolving credit line- related party	154,621	-
Revolving credit line-related party, amortization of debt issuance costs	31,268	-
Total	$511,958	$165,027

The following table summarizes the activity in interest expense for the years ended December 31, 2024 and 2023:

Description	2024	2023
Beginning accrued interest payable	$-	$-
Interest expense recognized	511,958	165,027
Less: Non-cash interest components
Amortization of debt issuance costs	(70,104)	-
Less: Cash interest paid	(248,157)	(165,027)
Ending accrued interest payable	$193,697	$-

As of December 31, 2024, future maturities of debts are as follows:

2025	$-
2026	5,945,487
2027	549,109
2028	491,296
2029	227,238
Total	$7,213,130

8.	MEMBERS’ EQUITY/ (DEFICIT)

Pursuant to the terms of the Company’s limited liability operating agreement (the “Operating Agreement”), the Manager will provide certain management and advisory services to the Company and to each of its Series and their subsidiaries, as well as management team and appropriate support personnel. The Manager is a joint venture between Compound Asset Management, LLC, and Nada Asset Management LLC, a subsidiary of Nada Holdings Inc. (“Nada”) and controlled by Nada.

The Manager will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager and its officers will not be required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require. The Manager has a unilateral ability to amend the Operating Agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights in respect of the series in which they are invested.

F-23

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

8.	MEMBERS’ EQUITY/ (DEFICIT) (CONTINUED)

Pursuant to the Operating Agreement, the Manager will receive fees and expense reimbursements for services relating to this Offering and the investment and management of our properties.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the Operating Agreement. The Company expects the Manager to make distributions on a semi-annual basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made in its sole discretion.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

Securities Offerings

Proceeds from the offering of Series Interests are used to fund investments in the underlying property held by Series, to pay offering and organizational costs, and for other working capital and operating purposes of the Series, as permitted by the Company’s offering documents.

Series #Austin

As of December 31, 2023, the Company closed on the sale of 2,755 Series #Austin interests under the exemption from registration provided by Regulation Crowdfunding (“Regulation CF”) under Section 4(a)(6) of the Securities Act, net of offering costs, proceeds of $29,450.

As of December 31, 2023, the Company has offered, and may continue to offer, up to $7.0 million of Series #Austin Interests in any rolling twelve-month period pursuant to Tier II of Regulation A. The Regulation A offering was formally classified as closed by the U.S. Securities and Exchange Commission on October 22, 2024. The actual amounts raised for each Series were less than the maximum offering amount of $7.0 million.

During the year ended December 31, 2023, Series #Austin had sold 88,913 Series #Austin Interests, resulting in net proceeds of $916,163 after offering costs.

During the year ended December 31, 2024, Series #Austin had sold 14,709 Series #Austin Interests, resulting in net proceeds of $166,244 after offering costs.

Series #Dallas

During the year ended December 31, 2023, the Company closed on the sale of 13,721 Series #Dallas interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs proceeds of $149,450. During the year ended December 31, 2024, the Company closed on the sale of 3,920 Series #Dallas interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs, proceeds of $45,000.

As of December 31, 2023, the Company has offered, are offering, and may continue to offer up to $7 million in Series #Dallas Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. The Regulation A offering was formally classified as closed by the U.S. Securities and Exchange Commission on October 22, 2024. During the year ended December 31, 2023, Series #Dallas sold 70,989 Series #Dallas Interests net of offering costs amount of $746,079. During the year ended December 31, 2024, Series #Dallas sold 26,773 Series #Dallas Interests net of offering costs, amount of $297,423.

F-24

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

8.	MEMBERS’ EQUITY/ (DEFICIT) (CONTINUED)

Series #Miami

As of December 31, 2023, the Company closed on the sale of 9,145 Series #Miami interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs, proceeds of approximately $99,450. No such Series # Miami interests were sold during the year ended December 31, 2024.

As of December 31, 2024, the Company closed on the sale of 214 Series # Miami Interests under Regulation D, Rule 506(c) under Section 4(a)(2) of the Securities Act, receiving $2,500 of net of offering costs, proceeds.

As of December 31, 2023, we have offered, are offering, and may continue to offer up to $7 million in Series #Miami Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. The Regulation A offering was formally classified as closed by the U.S. Securities and Exchange Commission on October 22, 2024. During the year ended December 31, 2023, Series #Miami sold 50,873 Series #Miami Interests, net of offering costs, amount of $547,667. During the year ended December 31, 2024, Series #Miami sold 20,829 Series #Miami Interests, net of offering costs, amount of $227,134.

Series #Tampa

During the year ended December 31, 2023, the Company closed on the sale of 2,945 Series #Tampa interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs, proceeds of $29,450.

During the year ended December 31, 2024, the Company closed on the sale of 20,745 Series #Tampa interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs proceeds, of $234,000.

As of December 31, 2023, the Company has offered, are offering, and may continue to offer up to $7 million in Series #Tampa Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. The Regulation A offering was formally classified as closed by the U.S. Securities and Exchange Commission on October 22, 2024. During the year ended December 31, 2023, Series #Tampa sold 68,132 Series #Tampa Interests for a gross amount of $694,887. During the year ended December 31, 2024, Series #Tampa sold 18,599 Series #Tampa Interests, net of offering costs, amount of $201,563.

Series #Denver

As of December 31, 2023, the Company closed on the sale of 2,945 Series #Denver interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs, proceeds of $29,450. No such Series #Denver Interests were sold during the year ended December 31, 2024.

As of December 31, 2023, the Company has offered, are offering, and may continue to offer up to $7 million in Series #Denver Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. The Regulation A offering was formally classified as closed by the U.S. Securities and Exchange Commission on October 22, 2024. During the year December 31, 2023, Series #Denver sold 16,321 Series #Denver Interests net of offering costs, amount of $163,215. During the year ended December 31, 2024, Series #Denver sold 15,017 Series #Denver Interests, net of offering costs, amount of $143,045.

F-25

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

8.	MEMBERS’ EQUITY/ (DEFICIT) (CONTINUED)

Series #Los Angeles

During the year ended December 31, 2024, the Company closed on the sale of 800 Series # Los Angeles interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs, proceeds of $8,000. No such Series # Los Angeles Interests were sold during the year ended December 31, 2023.

As of December 31, 2023, the Company has offered, are offering, and may continue to offer up to $7 million in Series #Los Angeles Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. The Regulation A offering was formally classified as closed by the U.S. Securities and Exchange Commission on October 22, 2024. During the year ended December 31, 2023, Series #Los Angeles sold 539 Series #Los Angeles Interests, resulting in net proceeds of $5,390, after offering costs. During the year ended December 31, 2024, Series #Los Angeles sold 14,776 Series #Los Angeles Interests, resulting in net proceeds of $140,727, after offering costs.

Series #Phoenix

During the year ended December 31, 2024, the Company closed on the sale of 1,500 Series # Phoenix interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs, proceeds of $15,000.

As of December 31, 2023, the Company has offered, are offering, and may continue to offer up to $7 million in Series #Phoenix Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. The Regulation A offering was formally classified as closed by the U.S. Securities and Exchange Commission on October 22, 2024. During the year ended December 31, 2023, Series #Phoenix sold 220 Series #Phoenix Interests, resulting in gross proceeds of $2,200. During the year ended December 31, 2024, Series #Phoenix sold 11,179 Series #Phoenix Interests, resulting in net proceeds of $105,309, after offering costs.

Series # Nashville

As of December 31, 2023, the Company has offered, are offering, and may continue to offer up to $7 million in Series #Nashville Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. The Regulation A offering was formally classified as closed by the U.S. Securities and Exchange Commission on October 22, 2024.During the year ended December 31, 2023, Series #Nashville sold 30 Series Nashville Interests for a gross amount of $300. During the year ended December 31, 2024, Series #Nashville sold 55 Series Nashville Interests for a gross amount of $560.

Series # Houston

During the year ended December 31, 2024, the Company closed on the sale of 15,500 Series # Houston interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs, proceeds of $155,000.

In 2024, the Company has offered, are offering, and may continue to offer up to $7 million in Series # Houston Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. The Regulation A offering was formally classified as closed by the U.S. Securities and Exchange Commission on October 22, 2024.

During the year ended December 31, 2024, Series #Houston sold 18,864 Series #Houston Interests, resulting in net proceeds of $181,646, after offering costs.

F-26

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

8.	MEMBERS’ EQUITY/ (DEFICIT) (CONTINUED)

Series # Las Vegas

During 2024, the Company was permitted to offer up to $7 million of Series #Las Vegas Interests in any rolling twelve-month period pursuant to Regulation A. No offerings were conducted, and no such Series #Las Vegas Interests were sold during the years ended December 31, 2024 and 2023.

9.	RELATED PARTY TRANSACTIONS

As of December 31, 2024 and 2023, due to related parties consisted of the following:

Description		2024	2023
Management fee and operating expenses	(a)	$163,180	$185,936
Purchase of home equity investments	(b)	21,750	301,478
Advance payment	(c)	-	128,847
Interest reserve	(d)	52,775	-
Interest payable	(e)	193,697	-
Total		$431,402	$616,261

(a)	The Company entered into an agreement with its Manager on April 26, 2021 (inception), where each Series shall pay to the Manager a quarterly asset management fee equal to 0.375% (1.50% annually) of its value (as defined in the Company’s Operating Agreement), payable quarterly in arrears. Each Series will also pay the Manager an acquisition fee equal to 1.00% of the purchase price for any single-family home that the Series may acquire. In addition, the Company’s Operating Agreement states that any operating or offering expenses incurred by the Manager and its affiliates will be reimbursed by the Company. During December 31, 2024 and 2023, the Manager and its affiliates have incurred $350,139 and $307,939, respectively in offering expenses and general and administrative expenses of which $163,180 and $185,936 were payable as of December 31, 2024 and 2023, respectively.

(b)	During the year ended December 31,2024 and 2023, the Company acquired Homeshare equity investments from Nada Investments, LLC, a related party, for total consideration of $879,846 and $1,891,639. This amount includes the applicable purchase premiums associated with the transaction. As of December 31, 2024 and 2023, the payable balance to Nada Investments, LLC was $21,750 and $301,478. These transactions were conducted in the normal course of business. The outstanding balance is due for settlement under mutually agreed payment terms.

(c)	In December 2023, the Company received $128,847 advance from a related party, JM Yield Management, LLC as Managing Member of Cityfunds Yield Manager, LLC. The payable balance is due for settlement under mutually agreed payment terms. As of December 31,2024, the balance was fully repaid.

(d)	As of December 31, 2024, the Company received interest reserve payments totaling $52,775 from Nada Holdings, Inc., a related party under common control. The interest reserve represents funds advanced by the related party to be applied against future interest obligations under the applicable financing arrangements.

(e)	During the year ended December 31, 2024, the Company entered into multiple promissory notes and a revolving credit line with related parties under common control. As of December 31, 2024, interest payable of $193,697 related to these arrangements was recorded in the accompanying consolidated balance sheet.

F-27

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

9.	RELATED PARTY TRANSACTIONS (CONTINUED)

As of December 31, 2024 and 2023, due from related parties consisted of the following:

Description		2024	2023
Issued reward shares	(f)	$18,558	$66,653
Paid off homeshares equity investment	(g)	142,642	-
Interest receivable	(h)	47,654	-
Interest reserve	(i)	284,053	-
Total		$492,907	$66,653

(f)	During the year ended December 31, 2023, the Company issued 11,955 reward shares of membership units in a Reg A offering to Nada Holdings, Inc., a related party. The total value of the issued reward shares was $122,819. As of December 31, 2023, the outstanding receivable balance from Nada Holdings, Inc. related to this transaction was $66,653. During the year ended December 31, 2024, the Company issued 2,556 reward shares of membership units in a Reg A offering to Nada Holdings, Inc., a related party. The total value of the issued reward shares was $26,412. As of December 31, 2024, the outstanding receivable balance from Nada Holdings, Inc. related to this transaction was $18,558.

(g)	During the year ended December 31, 2024, the Company paid off its Homeshares equity investment to Nada Investments, LLC, a related party, for total consideration of $142,642. As of December 31, 2024, the consideration had not yet been received. Accordingly, the outstanding balance of $142,642 was recorded as due from related parties in the accompanying consolidated balance sheet.

(h)	During the year ended December 31, 2024, the Company held multiple promissory notes receivable from Nada Holdings, Inc. and Cityfunds Portfolio Fund, LLC, both of which are related parties under common control. During the year ended December 31, 2024, the Company recognized interest income of $53,695 related to these notes. As of December 31, 2024, interest receivable of $47,654 was outstanding and recorded as due from related parties in the accompanying consolidated balance sheet.

(i)	During the year ended December 31, 2024, the Company made advance payments totaling $284,053 to Cityfunds Groundfloor SPE LLC, Cityfunds Financing SPV LLC, and Nada Investments, LLC, all of which are related parties under common control. These advance payments primarily relate to interest reserves associated with financing arrangements and homeshares equity investment transactions.

As of December 31, 2024, the advance payments had not yet been fully applied and were recorded in the accompanying consolidated balance sheet as due from related parties. The advance payments are expected to be applied against future interest obligations or purchase consideration under the respective agreements, in accordance with mutually agreed payment terms.

9.	SUBSEQUENT EVENTS

Management has evaluated all subsequent events through January 9, 2026, the date the consolidated financial statements were available to be issued. There are no additional material events requiring disclosure or adjustment to the consolidated financial statements other than the items below.

Contribution Agreement

On September 30, 2025, the Company entered into a Contribution Agreement with Cityfunds Financing SPV, LLC, Cityfunds Owner Trust 2024-1, and U.S. Home Equity Fund I, L.P. (the “Transferee”), all of which are related parties under common control.

Pursuant to the Contribution Agreement, the Company and affiliated series entities agreed to contribute certain home equity agreements, restricted cash, prepaid interest, notes receivable, and specified trust certificates (collectively, the “Contributed Assets”) to the Transferee. In exchange, the Company received limited partnership interests in the Transferee, and the Transferee assumed certain liabilities directly related to the Contributed Assets, including interest payable and other related-party payables.

F-28

SUPPLEMENTAL SCHEDULES

F-29

CITYFUNDS I, LLC

CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2024

	# Austin	# Dallas	# Miami	# Tampa	# Denver	# Houston	# Phoenix	# Los Angeles	# Nashville	# Las Vegas	Eliminated	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$40,344	$14,107	$89,764	$23,736	$21,954	$500	$20,255	$32,113	$1,000	$1,000	$-	$244,773
Restricted cash	8,367	-	-	-	-	-	-	-	-	-		8,367
Due from related parties	7,258	20,087	132,594	157,992	89,533	230,361	19,489	125,873	11,679	10,819	(312,778)	492,907
Prepaid expense and other current assets	281	200	-	-	-	-	-	-	-	-		481

Total current assets	56,250	34,394	222,358	181,728	111,487	230,861	39,744	157,986	12,679	11,819	(312,778)	746,528

Noncurrent assets
Note receivable - related party	158,569	349,863	205,516	371,187	40,867	94,496	36,669	282,035	-	-		1,539,202
Home equity investments, at fair value	1,413,993	2,492,875	1,697,120	2,301,125	192,823	613,326	181,216	750,618	-	-		9,643,096
Single family rental investment properties, net	618,295	385,608	-	338,589	-	-	-	-	-	-		1,342,492

Total noncurrent assets	2,190,857	3,228,346	1,902,636	3,010,901	233,690	707,822	217,885	1,032,653	-	-		12,524,790
Total assets	$2,247,107	$3,262,740	$2,124,994	$3,192,629	$345,177	$938,683	$257,629	$1,190,639	$12,679	$11,819	$(312,778)	$13,271,318

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities
Accounts payable	$10,451	$3,075	$-	$8,294	$-	$-	$-	$-	$-	$-		$21,820
Due to related parties	174,210	931,394	(2,995)	(182,680)	34,560	94,591	38,855	(417,557)	36,851	36,951	(312,778)	431,402
Other payable	3,650	7,867	-	2,100	-	-	-	-	-	-		13,617
Notes payable, current-term, net of debt issuance costs	1,096	-	-	-	-	-	-	-	-	-		1,096

Total current liabilities	189,407	942,336	(2,995)	(172,286)	34,560	94,591	38,855	(417,557)	36,851	36,951	(312,778)	467,935

Notes payable - related parties	113,500	442,992	428,900	1,060,033	-	301,005	-	444,696	-	-		2,791,126
Notes payable, long-term, net of debt issuance costs	490,200	364,591	-	227,238	-	-	-	-	-	-		1,082,029
Revolving credit facility - related party	-	95,972	614,534	1,108,397	-	260,322	140,573	1,119,081	-	-		3,338,879

Total non-current liabilities	603,700	903,555	1,043,434	2,395,668	-	561,327	140,573	1,563,777	-	-		7,212,034

Total liabilities	793,107	1,845,891	1,040,439	2,223,382	34,560	655,918	179,428	1,146,220	36,851	36,951	(312,778)	7,679,969

Members’ equity (deficit)
Members’ equity (deficit)	1,454,000	1,416,849	1,084,555	969,247	310,617	282,765	78,201	44,419	(24,172)	(25,132)		5,591,349

Total members’ equity (deficit)	1,454,000	1,416,849	1,084,555	969,247	310,617	282,765	78,201	44,419	(24,172)	(25,132)		5,591,349

Total liabilities and members’ equity (deficit)	$2,247,107	$3,262,740	$2,124,994	$3,192,629	$345,177	$938,683	$257,629	$1,190,639	$12,679	$11,819	$(312,778)	$13,271,318

F-30

CITYFUNDS I, LLC

CONSOLIDATING BALANCE SHEETS

DECEMBER 31, 2023

	# Austin	# Dallas	# Miami	# Tampa	# Denver	# Houston	# Phoenix	# Los Angeles	# Nashville	# Las Vegas	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$130,925	$122,253	$75,445	$52,239	$140,066	$-	$-	$-	$1,000	$1,000	$522,928
Due from related parties	3,023	18,517	2,511	3,392	31,320	-	2,200	5,390	300	-	66,653
Prepaid expense and other current assets	2,469	200	-	-	-	-	-	-	-	-	2,669

Total current assets	136,417	140,970	77,956	55,631	171,386	-	2,200	5,390	1,300	1,000	592,250

Noncurrent assets
Home equity investments	1,226,547	1,505,973	954,509	618,550	-	40,000	-	-	-	-	4,345,579
Single family rental investment properties, net	643,021	610,491	391,135	352,179	-	-	-	-	-	-	1,996,826

Total noncurrent assets	1,869,568	2,116,464	1,345,644	970,729	-	40,000	-	-	-	-	6,342,405

Total assets	$2,005,985	$2,257,434	$1,423,600	$1,026,360	$171,386	$40,000	$2,200	$5,390	$1,300	$1,000	$6,934,655

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities
Accounts payable	$6,012	$13,582	$6,150	$-	$-	$-	$-	$-	$-	$-	$25,744
Due to related parties	20,150	361,201	85,805	24,540	(1,799)	56,752	16,853	16,953	17,853	17,953	616,261
Other payable	3,650	4,650	-	2,300	-	-	-	-	-	-	10,600
Notes payable, current-term, net of debt issuance costs	207,175	126,815	295,815	-	-	-	-	-	-	-	629,805

Total current liabilities	236,987	506,248	387,770	26,840	(1,799)	56,752	16,853	16,953	17,853	17,953	1,282,410

Notes payable, long-term, net of debt issuance costs	254,605	409,197	-	225,798	-	-	-	-	-	-	889,600

Total non-current liabilities	254,605	409,197	-	225,798	-	-	-	-	-	-	889,600

Total liabilities	491,592	915,445	387,770	252,638	(1,799)	56,752	16,853	16,953	17,853	17,953	2,172,010

Members’ equity (deficit)
Members’ equity (deficit)	1,514,393	1,341,989	1,035,830	773,722	173,185	(16,752)	(14,653)	(11,563)	(16,553)	(16,953)	4,762,645

Total members’ equity (deficit)	1,514,393	1,341,989	1,035,830	773,722	173,185	(16,752)	(14,653)	(11,563)	(16,553)	(16,953)	4,762,645

Total liabilities and members’ equity (deficit)	$2,005,985	$2,257,434	$1,423,600	$1,026,360	$171,386	$40,000	$2,200	$5,390	$1,300	$1,000	$6,934,655

F-31

CITYFUNDS I, LLC

CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

	# Austin	# Dallas	# Miami	# Tampa	# Denver	# Houston	# Phoenix	# Los Angeles	# Nashville	# Las Vegas	Consolidated

Revenues, net	$43,840	$31,460	$-	$15,540	$-	$-	$-	$-	$-	$-	$90,840
Cost of revenues	35,214	70,291	55,778	118,143	8,350	33,810	8,550	36,341	-	-	366,477

Gross profit	8,626	(38,831)	(55,778)	(102,603)	(8,350)	(33,810)	(8,550)	(36,341)	-	-	(275,637)
Operating cost and expenses
General and administrative	77,003	78,498	43,736	60,911	25,322	24,535	19,898	21,261	8,179	8,179	367,522

Total operating expenses	77,003	78,498	43,736	60,911	25,322	24,535	19,898	21,261	8,179	8,179	367,522

Net loss from operations	(68,377)	(117,329)	(99,514)	(163,514)	(33,672)	(58,345)	(28,448)	(57,602)	(8,179)	(8,179)	(643,159)

Other income (expense)
Gain on settlement of homeshares equity investments	9,329	39,315	32,524	28,659	-	-	-	-	-	-	109,827
Gain (Losses) on the sale of single-family rental properties	-	(38,782)	32,986	-	-	-	-	-	-	-	(5,796)
Interest expense	(70,336)	(124,124)	(66,683)	(144,234)	-	(30,688)	(10,557)	(65,336)	-	-	(511,958)
Unrealized gain (loss) on change in fair value of home equity investments	(104,052)	(39,370)	(88,745)	26,810	25,823	48,467	10,216	23,793	-	-	(97,058)
Interest income	6,799	12,726	8,523	12,241	2,236	3,437	1,334	6,399	-	-	53,695
Total other income (expense)	(158,260)	(150,235)	(81,395)	(76,524)	28,059	21,216	993	(35,144)	-	-	(451,290)

Net income (loss)	$(226,637)	$(267,564)	$(180,909)	$(240,038)	$(5,613)	$(37,129)	$(27,455)	$(92,746)	$(8,179)	$(8,179)	$(1,094,449)
Weighted average member units outstanding – basic and diluted	166,418	143,954	106,684	97,681	30,483	17,915	5,065	11,856	57		580,113

Net income (loss) per member unit – basic and diluted	$(1.36)	$(1.86)	$(1.70)	$(2.46)	$(0.18)	$(2.07)	$(5.42)	$(7.82)	$(143.49)	$-	$(1.89)

F-32

CITYFUNDS I, LLC

CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

	# Austin	# Dallas	# Miami	# Tampa	# Denver	# Houston	# Phoenix	# Los Angeles	# Nashville	# Las Vegas	Consolidated

Revenues, net	$43,860	$37,612	$31,500	$20,879	-	-	-	-	-	-	$133,851
Cost of revenues	61,245	77,015	46,428	44,967	-	-	-	-	-	-	229,655

Gross profit	(17,385)	(39,403)	(14,928)	(24,088)	-	-	-	-	-	-	(95,804)

Operating cost and expenses
General and administrative	97,087	67,206	62,789	49,343	19,480	16,752	16,853	16,953	16,853	16,953	380,269

Total operating expenses	97,087	67,206	62,789	49,343	19,480	16,752	16,853	16,953	16,853	16,953	380,269

Net loss from operations	(114,472)	(106,609)	(77,717)	(73,431)	(19,480)	(16,752)	(16,853)	(16,953)	(16,853)	(16,953)	(476,073)

Other income (expense)
Gain on settlement of homeshares equity investments	15,433	16,198	21,180	-	-	-	-	-	-	-	52,811
Interest expense	(51,034)	(57,649)	(32,599)	(23,745)	-	-	-	-	-	-	(165,027)
Unrealized gain (loss) on change in fair value of home equity investments	76,686	274,522	226,967	138,549	-	-	-	-	-	-	716,724
Total other income (expense)	41,085	233,071	215,548	114,804	-	-	-	-	-	-	604,508

Net income (loss)	$(73,387)	$126,462	$137,831	$41,373	$(19,480)	$(16,752)	$(16,853)	$(16,953)	$(16,853)	$(16,953)	$128,435
Notes payable, current-term, net of debt issuance costs
Weighted average member units outstanding – basic and diluted	105,227	67,271	60,346	34,508	14,367	-	133	523	26	-	282,401
Notes payable, long-term, net of debt issuance costs
Net income (loss) per member unit – basic and diluted	$(0.70)	$1.88	$2.28	$1.20	$(1.36)	$-	$(126.71)	$(32.41)	$(648.19)	$-	$0.45

F-33

ITEM 8. Exhibits

Exhibit number	Description

2.1	Certificate of Formation of Cityfunds I, LLC*
2.2	Amended and Restated Operating Agreement of Cityfunds I, LLC***
3.1	Form of Series Operating Agreement*
4.1	Form of Subscription Agreement**
6.1	Form of Homeshare Option Agreement**
6.2	Form of Homeshare Covenant Agreement**
6.3	Form of Homeshare Memorandum of Covenants and Restrictions**
6.4	Form of Homeshares Mortgage and Security Agreement**
6.5	Form of Property Management Agreement**
6.6	Nada App License Agreement**
6.7	PPEX ATS Company Agreement by and among North Capital Private Securities Corporation, Cityfunds I, LLC and each of the series set forth therein**
6.8	Software and Services License Agreement with North Capital Investment Technology, Inc.**
6.9	Broker Dealer Agreement with Dalmore Group, LLC**

*Previously filed as an exhibit to the Cityfunds I, LLC Regulation A Offering Statement on Form 1-A (Commission File No. 024-11754, available at https://www.sec.gov/Archives/edgar/data/1874979/000149315221031670/partiiandiii.htm).

**Previously filed as an exhibit to the Cityfunds I, LLC Form 1-A/A (Commission File No. 024-11754, available at https://www.sec.gov/Archives/edgar/data/1874979/000149315222020616/partiiandiii.htm).

***Previously filed as an exhibit to the Cityfunds I, LLC Form 1-A/A (Commission File No. 024-11754, available at https://www.sec.gov/Archives/edgar/data/1874979/000149315222024427/partiiandiii.htm).

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, as of February 3, 2026.

CITYFUNDS I, LLC

By:	Nada Asset Management LLC, its Manager

By:	/s/ John Green
Name:	John Green
Title:	Manager

Pursuant to the requirements of Regulation A, this Form 1-K has been signed as of February 3, 2026, by the following persons on behalf of the issuer and in the capacities indicated.

/s/ Tore Steen
Name:	Tore Steen
Title:	Principal Executive Officer

/s/ John Green
Name:	John Green
Title:	Principal Financial Officer

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